AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2003
            ---------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          IMMUNOTECHNOLOGY CORPORATION
             (Exact Name of Registrant as specified in its Charter)

Delaware                                                             84-1016435
--------                                                             ----------
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)


1661 Lakeview Circle, Ogden, Utah                                         84403
---------------------------------                                         -----
(Address of registrant's principal executive offices)                 (Zip Code)


                                  801.399.3632
                                  ------------
              (Registrant's Telephone Number, Including Area Code)



                              1661 LAKEVIEW CIRCLE
                                OGDEN, UTAH 84403
                                  801.399.3632
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code of Registrant's Principal Executive Offices)

                                 MARK SCHARMANN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          IMMUNOTECHNOLOGY CORPORATION
                              1661 LAKEVIEW CIRCLE
                                OGDEN, UTAH 84403
                                  801.399.3632
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                   COPIES TO:
                              JOHN C. THOMPSON, LLC
                         ATTENTION: JOHN THOMPSON, ESQ.
                             22 EAST 100 SOUTH #403
                           SALT LAKE CITY, UTAH 84111
                           FACSIMILE NO.: 801.606.2855

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the registration statement is declared effective and the satisfaction or waiver of all of the conditions to the proposed merger of Immunotechology, Inc. with and into Ultimate Security Systems Corporation, as is described in the enclosed information statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
 Title of each class        Amount to be       Proposed maximum     Proposed aggregate        Amount of
 of securities to be       registered (1)      offeringprice per      offering price      registration fee
      registered                                   share (2)                                     (3)
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock, $.00001       370,266,667              $0.11            $40,719,333.37          $3,294.20
      par value
----------------------- --------------------- -------------------- --------------------- --------------------

(1) The number of common shares, par value $.00001, of Immunotechnology Inc., a Delaware corporation, to be registered is based upon the following: (i) 366,666,667 share of common stock of Immunotechology, Inc. to be issued to the shareholders of Ultimate Security Systems Corporation, a Nevada corporation in the merger of Immunotechnology Corporation with and into Ultimate Security Systems Corporation; and (ii) 3,600,000 shares underlying options to purchase combined company stock to be granted to Dollars and Sterling Corporation d/b/a Shulman & Associates, a Florida corporation (1,600,000 options), and Stenton Leigh Business Resources, Inc. (2,000,000 options).

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended. The above calculation is based on the average of the bid and ask prices for the common stock of Immunotechnology Corporation as reported on the NASD over-the-counter bulletin board on August 4, 2003, and adjustment thereof based on the ratio of the number of shares of Immunotechnology Corporation shares to be issued in the merger.

(3) $0.0000809 per $1,000,000 of aggregate offering price, pursuant to Section 6(b) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        INFORMATION STATEMENT/PROSPECTUS

      PROSPECTUS OF                    INFORMATION STATEMENT OF
IMMUNOTECHNOLOGY CORPORATION          IMMUNOTECHNOLOGY CORPORATION

WE ARE REGISTERING 370,266,667 SHARES OF IMMUNOTECHOLOGY, INC. COMMON STOCK, PAR VALUE $.00001. THE AVERAGE BID AND ASK PRICE OF IMMUNOTECHNOLOGY CORPORATION COMMON STOCK AS REPORTED ON THE NASD OVER-THE-COUNTER BULLETIN BOARD ON JULY 15, 2003, WAS $0.12.

The boards of directors of Immunotechnology Corporation ("IMNT") and Ultimate Security Systems Corporation ("USSC") have unanimously approved the merger of the two companies. The holders of USSC common stock, except as otherwise provided in this information statement/prospectus, will receive 11.211446 shares of combined company common stock for each share of USSC common stock that they own. The holders of USSC's Series A and Series B preferred stock will receive
22.4228892 shares of combined company common stock for each share of preferred stock that they own.

USSC will hold a meeting of its shareholders on ____________, 2003 to consider and vote on the approval of the merger. Although the merger has been approved, by written consent without a meeting, by the requisite percentage of IMNT common stock, we are required to send our shareholders a copy of this information statement/prospectus. The merger has been approved by a majority of the IMNT common entitled to vote on such matters.

The merger must still be approved by at least 51% of USSC's common stock entitled to vote on such matters and at least two-thirds of USSC Series A Preferred Stock and two-thirds of USSC Series B Preferred Stock.

          WE ARE NOT ASKING YOU FOR A PROXY AND DO NOT SEND US A PROXY

Please read this information statement/prospectus carefully.

YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 25 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE MERGER. This document incorporates important business and financial information about Immunotechnology Corporation and Ultimate Security Systems Corporation.

----------------------------------------
Mark Scharmann,
President and Chief Executive Officer
Immunotechnology Corporation

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This information statement/prospectus is dated ________, 2003, and is intended to be first mailed to shareholders on or about _____________, 2003.


--------------------------------------------------------------------------------
                      REFERENCES TO ADDITIONAL INFORMATION

THIS INFORMATION STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT IMMUNOTECHNOLOGY CORPORATION AND ULTIMATE SECURITY SYSTEMS CORPORATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU IF YOU CALL OR WRITE TO MARK SCHARMANN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF IMMUNOTECHNOLOGY CORPORATION, 1661 LAKEVIEW CIRCLE OGDEN, UTAH 84403, PHONE 801.399.3632, IF YOU WISH TO OBTAIN TIMELY DELIVERY OF ADDITIONAL INFORMATION, ASSUMING WE CAN PROVIDE SUCH INFORMATION, YOU SHOULD REQUEST INFORMATION AS SOON AS POSSIBLE, BUT NO LATER THAN ________________, 2003.

                          IMMUNOTECHNOLOGY CORPORATION
                              1661 LAKEVIEW CIRCLE
                                OGDEN, UTAH 84403
                                  801.399.3632

NOTICE OF ACTION TAKEN BY MAJORITY CONSENT OF SHAREHOLDERS

This information statement is being furnished to our stockholders in connection with our prior receipt of approval by written consent of the holders of a majority of our common stock to approve an Agreement and Plan of Merger (the "Merger") with Ultimate Security Systems Corporation, a Nevada corporation ("USSC"). Pursuant to the Merger, the following will occur:

- We will merge with USSC, with IMNT being the surviving corporation;

- the outstanding shares of USSC common stock and Series A and Series B preferred stock will convert into the right to receive 366,666,667 shares of common stock of the combined company upon completion of the merger which collectively will represent 88% of the outstanding combined company common stock and 88% on a fully diluted basis;

- the combined company will be named "Ultimate Security Systems Corporation";

- we will increase our authorized common stock from 50,000,000 authorized to 500,000,000 authorized;

- all outstanding warrants, options or rights of any kind to acquire any shares of capital stock or other securities of any kind from USSC will be converted into the right to purchase common stock of the combined company on the terms and conditions which applied to such rights prior to the Merger and as described in the information statement/prospectus; and

- the board of directors of the combined company will consist of the current members of the USSC board and our current officers and directors will resign.

We describe the merger agreement more fully in the attached information statement/prospectus.

THIS INFORMATION STATEMENT IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT _________, 2003. UNDER APPLICABLE FEDERAL SECURITIES LAWS, THE AGREEMENT AND PLAN OF MERGER WITH USSC CANNOT BE MADE EFFECTIVE UNTIL AT LEAST 20 DAYS AFTER THIS INFORMATION STATEMENT IS SENT OR GIVEN TO OUR STOCKHOLDERS.

ACTION BY WRITTEN CONSENT, RECORD DATE, OUTSTANDING SHARES AND REQUIRED VOTE

Pursuant to Section 228 of the Delaware General Corporation Law, any action that may be taken at any meeting of our stockholders may also be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (here, a majority of the outstanding shares of our common stock) and delivered to us.

Our Board of Directors fixed the close of business on March 31, 2003 as the record date for the determination of holders of common stock entitled to vote on the implementation of the Agreement and Plan of Merger by written stockholder consent. As of the record date, we had 10,000,000 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote per share. The affirmative vote of a majority of the outstanding shares of common stock was required to approve the Agreement and Plan of Merger and related actions. By written consent in lieu of a meeting, the holders of a majority of the outstanding shares of common stock approved the Agreement and Plan of Merger.

BY ORDER OF THE BOARD OF DIRECTORS



------------------------------
Mark Scharmann, President

Ogden, Utah
__________, 2003

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER . . . . . . . . . . . . . . . . . . . .10

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

THE COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 19

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 25

POST-MERGER COMBINED COMPANY CAPITALIZATION TABLE . . . . . . . . . . . . . . 33

TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
EXCHANGE OF STOCK CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . .  34
REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . .  . 35
CONDITIONS TO COMPLETE THE MERGER . . . . . . . . . . . . . . . . . . . . . . 35
ALLOCATION OF COSTS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . .36
APPRAISAL (DISSENTER'S) RIGHTS . . . . . . . . . . . . . . . . . . . . . . . .36

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF . . . . . . . . . . . . . . . 44

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY  . . . . . . . . . . 45

COMMON TO BE ISSUED AS PART OF THE RESTRUCTURING PLAN, INCLUDING THE MERGER . 47

MATERIAL DIFFERENCES BETWEEN SHAREHOLDERS RIGHTS . . . . . . . . . . . . . . .47

COMPARISON OF MARKET VALUE OF USSC COMMON STOCK AND IMNT COMMON STOCK . . . . 47

PRO FORMA FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . 48

BUSINESS OF THE COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . . 53

USSC MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION FOLLOWING THE
CONSUMMATION OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .55

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .55

IMMUNOTECHNOLOGY CORPORATION ANNUAL REPORT . . . . . . . . . . . . . . . . . .56

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS . . . . . . . . . . 57

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . . 57

IMMUNOTECHNOLOGY CORPORATION SEC FILINGS . . . . . . . . . . . . . . . . . . .57

INDEMNIFICATION OF DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . 69

APPENDICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

EXHIBITS AND FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . 69

UNDERTAKINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .70

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES MERGING?

A: The board of directors of Ultimate Security Systems Corporation, a Nevada corporation (referred to herein as "USSC" or "Ultimate") and Immunotechnology Corporation (sometimes referred to herein as "IMNT") have adopted the plan of merger, which is fully described under "Proposal 1 -- Approval of the Agreement and Plan of Merger -- Background of the Merger " and "Proposal 1 -- Approval of the Agreement and Plan of Merger -- Determination of the Terms of the Merger" that will result in the merger between USSC and IMNT. The Agreement and Plan of Merger shall be referred to herein as the "Merger Agreement". The transactions contemplated by the Merger Agreement shall be referred to herein as the "Merger". The board of directors of USSC and IMNT believe that the merger is in the best interests of both companies, including the respective shareholders, for the following reasons:

IMNT REASONS FOR APPROVING THE MERGER. We have had no operations since 1992. Since then, our management has been actively seeking potential business acquisitions or opportunities to enter into in an effort to commence business operations that will prove to be beneficial to us and our shareholders. In evaluating potential business opportunities, our management has considered various factors including financial requirements and the availability of additional financing, history of operations, the nature of present and expected competition, the quality and experience of management, and the potential for future growth, expansion and profits. After investigation and evaluation of USSC, our management has determined that the merger with Ultimate provides the best opportunity we have discovered to date.

Ultimate's management has presented us with a business plan that is focused on commercializing a proprietary device for the protection of automobiles from theft. Ultimate's management intends to aggressively pursue its current business strategy and therefore our shareholders may be able to benefit from any related increased market activity in our common stock. There are, however, no assurances that Ultimate's management will be able to conduct profitable operations or that our shareholders will benefit from increased market activity in our common stock. Our Board of Directors has not obtained an independent opinion or other evaluation regarding the fairness of the terms of the Merger Agreement due to the substantial costs in obtaining such an opinion or evaluation.

ULTIMATE'S REASONS FOR THE APPROVING THE MERGER. The Board of Directors of Ultimate believes that the Merger will provide Ultimate stockholders an opportunity to increase the liquidity of their shares. Specifically, assuming that the Merger is consummated, Ultimate shareholders will own shares in a "public company" and, as such, will be entitled to sell their stock through the Over-the-Counter Bulletin Board. In reaching its decision to approve the Merger Agreement, the Ultimate Board of Directors consulted with its financial and legal advisors and with management and considered a number of factors, including, without limitation, the following material factors:

- the strategic and financial alternatives available to Ultimate, including remaining a privately held company;

- the structure of the transaction, which is intended to qualify as a tax-free "reorganization" under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the related sections thereunder; and

- Ultimate's desire to have its shares publicly traded by using IMNT as a vehicle to accomplish that desire without the time and expense typically associated with an IPO.

This discussion of the information and factors considered by the Ultimate Board of Directors in making their decision to approve the Merger Agreement is not intended to be exhaustive but includes all material factors considered by the Ultimate Board of Directors.

Q: WHAT WILL BE THE NAME OF THE COMBINED COMPANY?

A: The surviving corporation in the merger will be named Ultimate Security Systems Corporation.

Q: WILL THE COMBINED COMPANY HAVE A NEW SYMBOL ON THE NASD BULLETIN BOARD?

A: Yes. The combined company will apply for authorization to trade on the NASD over-the-counter bulletin board and for a new symbol upon completion of the merger.

Q: WHAT WILL USSC SHAREHOLDERS RECEIVE FOR THEIR SHARES?

A: The holders of USSC common stock and the holders of USSC Series A and Series B preferred stock will receive 11.211446 shares of common stock of the combined company for each share of USSC common stock that they own. If the merger is consummated with the requisite shareholder vote, the combined company will convert each share of USSC Series A and Series B preferred stock into two (2) shares of combined company common stock and, thereafter, each USSC preferred shareholder will receive two (2) shares of combined company common stock for each share of USSC preferred stock so converted. As a result, each USSC preferred shareholder will effectively receive 22.4228892 shares of combined company common stock for each share of preferred stock. The combined company will not issue fractional shares in the merger. The USSC shareholders, upon completion of the Merger, will own 88% of the outstanding combined company common stock and 88% on a fully diluted basis.

Q: WHAT WILL SHULMAN AND ASSOCIATES AND STENTON LEIGH BUSINESS RESOURCES, INC. RECEIVE IN THE MERGER?

A: On or about July 1, 2003, USSC entered into a Consulting and Acquisition Management Agreement (the "SA Agreement") (attached hereto as Exhibit 10.1) with Dollars and Sterling Corporation d/b/a Shulman & Associates, a Florida corporation ("SA") wherein SA agreed to advise USSC on certain business matters, including, but not limited to, potential acquisitions and financial public relations. In exchange, USSC agreed to pay SA an initial fee of $5,000 and a monthly fee of $5,000 and, upon completion of the merger between IMNT and USSC, issue SA options to purchase 1,600,000 shares of the combined company's common stock at $0.10 per share (the conversion price is subject to change according to the terms of the SA Agreement). USSC has also agreed to pay no less than a 4% cash fee as an advisory and introduction fee related to financing and funding. The term of the SA Agreement is two (2) years from the date of execution but can be terminated by either party with thirty (30) written notice. The compensation ultmimately paid to SA depends on several factors more particularly described in the agreement attached as Exhibit 10.1. IMNT has agreed to assume USSC's obligations under the SA Agreement in conjunction with the merger. The underlying shares to be issued upon conversion by SA are being registered in this registration statement.

On or about February 19, 2003, USSC entered into an Advisory Services Agreement (the "Stenton Agreement") (attached hereto as Exhibit 10.2) with Stenton Leigh Business Resources, Inc. ("Stenton") wherein Stenton agreed to provide consulting services related to certain business matters, including, but not limited to, USSC's merger with IMNT. In exchange, USSC agreed to pay Stenton $500,000 when the following conditions have been met: (i) the IMNT/USSC merger is completed; and (ii) USSC is able to raise $5,000,000 pursuant to a private placement of its stock. Upon the completion of the merger, USSC also agreed to issue Stenton options to purchase 2,000,000 shares of USSC's common stock at $0.10 per share. The Stenton Agreement provides that the options will have a "cashless exercise provision" allowing for conversion by Stenton at the difference between the stock market bid price at the time of conversion and the $0.10 exercise price. The compensation ultmimately paid to SA depends on several factors more particularly described in the agreement attached as Exhibit 10.2. IMNT has agreed to assume USSC's obligations under the SA Agreement in conjunction with the merger. The underlying shares to be issued upon conversion by Stenton are being registered in this registration statement.

Q: HOW WERE THE MERGER EXCHANGE RATIOS DETERMINED?

A: In determining the exchange rate, USSC's Board of Directors and our Board of Directors considered, among other things, the following:

     o We have no business and USSC's business will be our business following the Merger.
     o  There is no public market for USSC's common or preferred stock.
     o  The volume of trading in our stock is minimal to nonexistent.
     o  The Merger may increase the value of our common stock.
     o  The Merger may increase the value of USSC's common stock.

Q: WHO WILL BE THE 5% OR OVER SHAREHOLDERS WHEN THE MERGER IS COMPLETED?

The following table reflects the anticipated ownership of the combined company's stock following the Merger for all stockholders who will beneficially own 5% or more of the combined company's outstanding common stock.




             ULTIMATE SECURITY SYSTEMS, INC. (COMBINED CORPORATION)
                              OWNERSHIP OF CAPITAL

                                                                                                      Exercise of Preferred
                     Beneficial Owner                          Immediate      Exercise of Preferred      Stock Warrants
                                                              Post-Merger        Stock Warrants            and Options
---------------------------------------------------------- ------------------ ----------------------  ----------------------
                               Title of Class and Number
   James Cooper, president,         of Shares Owned           29,897,181           29,897,181              29,897,181
  chief executive officer
    and director of USSC       Approximate % of Class            7.2%                 5.5%                    5.5%
-----------------------------  --------------------------- ------------------ ----------------------  ----------------------
                               Title of Class and Number
        John Hillard                of Shares Owned           29,897,181           29,897,181              29,897,181

                               Approximate % of Class            7.2%                 5.5%                    5.5%
-----------------------------  --------------------------- ------------------ ----------------------  ----------------------
                               Title of Class and Number
  Karl Madl Family Trust (1)       of Shares Owned            22,445,315           22,445,315              22,445,315

                                 Approximate % of Class          5.4%                 4.1%                    4.1%
-----------------------------  --------------------------- ------------------ ----------------------  ----------------------
                               Title of Class and Number
  Mark Scharmann, president         of Shares Owned           29,223,365           29,223,365              29,223,365
   of IMNT and a member
  of the Board of Directors    Approximate % of Class            7.0%                 5.4%                    5.3%
-----------------------------  --------------------------- ------------------ ----------------------  ----------------------
                               Title of Class and Number
   Stenton Leigh Business           of Shares Owned           22,422,892           22,422,892              24,422,892
    Resources, Inc. (2)
                               Approximate % of Class            5.4%                 4.1%                    4.5%

=============================  =========================== ================== ======================  ======================
No.of Outstanding Shares                                      416,666,667          542,840,202             546,440,202
============================                               ================== ======================  ======================

     (1) The Karl Madl Family Trust owns 1,001,000 shares of USSC Series A Convertible Preferred Stock. Upon conversion of the preferred stock and accrued dividends to combined company common stock, the Karl Madl Family Trust will own 22,445,315 shares of combined company common stock. The Karl Madl Family Trust is located at Coccolaba, 41 White Sands Road, Paget, Bermuda, PG6.
     (2) Assuming that Stenton Leigh Business Resources, Inc., exercises all of its options.

Q: WHO WILL MANAGE THE COMBINED COMPANY?

A: The board of directors and executive officers of the combined company will be the same as the board of directors and executive officers of USSC.

Q: WHAT DO I NEED TO DO NOW?

A: We are not soliciting proxies. We have obtained the affirmative vote, by written consent without a meeting, of the holders of a majority of the outstanding shares of our common stock in favor of the Merger Agreement. Pursuant to Section 228 of the Delaware General Corporation Law, any action that may be taken at any meeting of our stockholders may also be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (here, a majority of the outstanding shares of our common stock) and delivered to us.

A condition of the Merger Agreement is that at least two-thirds (2/3) of the USSC Series A Preferred Stock and at least two-thirds (2/3) of the USSC Series B Preferred Stock vote in favor of the merger. As a condition to the closing of the Merger, Ultimate must also obtain the affirmative vote of the holders of a majority of the outstanding shares of our common stock in favor of the Merger Agreement.

Q: DO I HAVE THE RIGHT TO DISSENT TO THE MERGER AND OBTAIN APPRAISAL RIGHTS?

Holders of shares of our common stock who do not approve of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporation Law.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS ATTACHED TO THIS INFORMATION AS APPENDIX A. YOU SHOULD READ APPENDIX A IN ITS ENTIRETY. EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF IMNT'S COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF IMNT'S COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

Under the Delaware General Corporation Law, persons who hold shares of IMNT common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of IMNT's common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

Under Section 262, where notice of a merger is sent to stockholders, as in the case of the adoption of the Merger Agreement by written consent of a majority of our stockholders, the corporation, not less than 20 days prior to the effective date of the merger, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262.

THIS INFORMATION STATEMENT SHALL CONSTITUTE SUCH NOTICE, AND THE APPLICABLE STATUTORY PROVISIONS ARE ATTACHED TO THIS INFORMATION STATEMENT AS APPENDIX A.

A holder of shares of our common stock wishing to exercise such holder's appraisal rights must deliver to us, before the effective date of the Merger Agreement, a written demand for the appraisal of their shares, and must signify that they are not in favor of the adoption of the Merger Agreement.

A holder of shares of IMNT's common stock wishing to exercise such holder's appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. A letter stating that the holder is against the adoption of the Merger Agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the 'fair value' of the shares held by such holder.

Only a holder of record of shares of IMNT's common stock is entitled to assert appraisal rights for the shares of IMNT common stock registered in that holder's name. A demand for appraisal in respect of shares of IMNT common stock should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates, and must state that such person intends thereby to demand appraisal of such holder's shares of IMNT common stock in connection with the merger. If the shares of IMNT common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of IMNT common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners.

A record holder such as a broker who holds shares of IMNT common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of IMNT common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of IMNT common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of IMNT common stock as to which appraisal is sought and where no number of shares of IMNT common stock is expressly mentioned the demand will be presumed to cover all shares of IMNT common stock held in the name of the record owner. Stockholders who hold their shares of IMNT common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL PURSUANT TO SECTION 262 SHOULD BE SENT OR DELIVERED TO US AT 1661 LAKEVIEW CIRCLE OGDEN, UTAH 84403, ATTENTION: CORPORATE SECRETARY.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with
Section 262 of the date that the merger has become effective. Within 120 days after the effective date of the merger, the surviving corporation or any holder of IMNT common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of IMNT common stock. The surviving corporation is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of IMNT's common stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of IMNT common stock within the time prescribed in Section 262.

Within 120 days after the effective date of the merger, any holder of IMNT common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of IMNT common stock and a copy of the petition is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights under Section 262. The Delaware Court of Chancery may require the holders of shares of IMNT common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificate of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

After determining the holders of IMNT common stock entitled to appraisal, the Delaware Court of Chancery will appraise the 'fair value' of their shares of IMNT common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Holders of IMNT common stock considering seeking appraisal should be aware that the fair value of their shares of IMNT common stock as so determined could be more than, the same as or less than the consideration they would receive in the merger if they did not seek appraisal of their shares of IMNT common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of IMNT common stock have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of IMNT common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of IMNT common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of IMNT common stock (except dividends or other distributions payable to holders of record of IMNT common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of such holder's shares of IMNT common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the shares of IMNT common stock of such stockholder will be converted into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of such holder's demand for appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. After the merger, the certificates currently representing shares of IMNT common stock will then represent the right to receive the same number of shares of common stock of the combined company. The holders of USSC common stock and the holders of USSC Series A and Series B preferred stock will receive 11.211446 shares of common stock of the combined company for each share of USSC common stock that they own. If the merger is consummated with the requisite shareholder vote, the combined company will convert each share of USSC Series A and Series B preferred stock into two (2) shares of combined company common stock and, thereafter, each USSC preferred shareholder will receive two (2) shares of combined company common stock for each share of USSC preferred stock so converted. As a result, each USSC preferred shareholder will effectively receive 22.4228892 shares of combined company common stock for each share of preferred stock. The combined company will not issue fractional shares in the merger. The USSC shareholders, upon completion of the Merger, will own 88% of the outstanding combined company common stock and 88% on a fully diluted basis. Following the merger, the combined company will mail instructions to all IMNT and USSC shareholders for exchanging their stock certificates.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We expect to complete the merger shortly after receipt of the shareholder approvals and after the Registration Statement on S-4, of which this Information Statement is a part, is declared effective by the Securities and Exchange Commission.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

A: Mark Scharmann
President and Chief Executive Officer of Immunotechnology Corporation 1661 Lakeview Circle
Ogden, Utah 84403
801.399.3632
                                     SUMMARY

This summary highlights selected information contained in this information statement/prospectus. This summary does not contain all of the information that is important to you and is qualified in its entirety by the more detailed information appearing elsewhere in this document or that is incorporated by reference.
                                  THE COMPANIES

ULTIMATE SECURITY SYSTEMS CORPORATION
18271 West McDurmott, Suite F
Irvine, California  92612

USSC was incorporated in August 1994 in the state of Nevada to develop and commercialize an automobile anti-theft device. USSC's activities to date have included raising capital, developing prototype devices, and selling such devices, beginning in September 2000, through multiple distribution channels. USSC's product is known as the "Powerlock (TM)" which is a "sealed" electronic system which arms within 45 seconds of the ignition being turned off. PowerLock(TM) works by creating an open ignition circuit that disables the starting circuitry directly at the starter. If the system is tampered with the horn will sound for 60 seconds. The system can also protect the contents of the vehicle by sounding the horn or a siren in case of a break-in.

The product is an adaptable security module with microprocessors that prevents electrical current from being delivered through the vehicle's starter solenoid. An enhanced version was introduced by USSC in early 2002, allowing USSC to market both the basic unit and the new "proximity transponder" version. Once the enhanced version is wired into a vehicle's power door locks, the customer can automatically unlock the vehicle's doors without pressing any buttons. This gives the customer not only the security feature of the basic version, but also hands-free convenience.

USSC has also developed a version which can be installed onto motorcycles. The motorcycle application operates in the same manner as the automobile application, however, the system is specially engineered to withstand greater levels of vibration, moisture exposure, and temperature fluctuations.

IMMUNOTECHNOLOGY CORPORATION
1661 Lakeview Circle
Ogden, Utah 84403
801.399.3632

Since the sale of our assets in August 2001, our management has been seeking potential business acquisition or opportunities to enter in an effort to recommence business operations. We did not restrict our search for a business opportunity to any particular industry or geographical area and considered the possibility of engaging in essentially any business in any industry.

The selection of a business opportunity in which to participate is complex and risky. Additionally, as we had only limited resources, it was difficult to find good opportunities. There was no assurance that we could identify a business opportunity which would ultimately prove to be beneficial to us and our shareholders. The risks we faced were further increased as a result of our lack of resources and our inability to provide a prospective business opportunity with significant capital. We finally selected the potential business opportunity offered by the merger with USSC based on our management's business judgment.

                                   THE MERGER

NATURE OF THE MERGER

The merger will combine USSC and IMNT with IMNT being the surviving corporation after the merger. Following the merger, the combined company will operate under the Ultimate Security Systems Corporation name. We will accomplish the merger through the statutory merger of USSC into IMNT and issue shares of the combined company to the shareholders of both USSC and IMNT.

BACKGROUND OF THE MERGER -- RESTRUCTURING PLAN

The merger is part of a restructuring plan that will result in the statutory merger of USSC and IMNT such that both USSC and IMNT shareholders will receive shares of the combined entity. Once this Registration Statement on Form S-4 is declared "effective" by the Securities and Exchange Commission, the shares of the combined entity registered herein will be eligible for quotation on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc.

WHAT IMNT SHAREHOLDERS WILL RECEIVE AS A RESULT OF THE MERGER

The holders of IMNT common stock will receive one share of common stock of the combined company for each share of IMNT common stock that they own. The combined entity will continue USSC's business.

WHAT USSC SHAREHOLDERS WILL RECEIVE AS A RESULT OF THE MERGER

The holders of USSC common stock and the holders of USSC Series A and Series B preferred stock will receive 11.211446 shares of common stock of the combined company for each share of USSC common stock that they own. If the merger is consummated with the requisite shareholder vote, the combined company will convert each share of USSC Series A and Series B preferred stock into two (2) shares of combined company common stock and, thereafter, each USSC preferred shareholder will receive two (2) shares of combined company common stock for each share of USSC preferred stock so converted. As a result, each USSC preferred shareholder will effectively receive 22.4228892 shares of combined company common stock for each share of preferred stock. The combined company will not issue fractional shares in the merger. The USSC shareholders, upon completion of the Merger, will own 88% of the outstanding combined company common stock and 88% on a fully diluted basis.

WHAT JAMES COOPER WILL RECEIVE AS A RESULT OF THE RESTRUCTURING PLAN

As a result of the Merger, James Cooper, president and a director of USSC, will be issued 29,897,182 shares of the combined company common stock in exchange for the 2,666,666 shares of USSC common stock currently owned by Mr. Cooper. As a result, Mr. Cooper will own approximately 7.2% of the total issued and outstanding common stock of the combined company.

OWNERSHIP OF THE COMBINED COMPANY FOLLOWING THE COMPLETION OF THE MERGER

As a result of the merger, the pre-merger USSC shareholders will own 88% and the pre-merger shareholders of IMNT will own 12% of the outstanding common stock of the combined company. On a fully diluted basis, assuming conversion of all preferred equity of the combined company that is convertible into shares of common stock of the combined company, the pre-merger USSC shareholders will own approximately 88%, the shareholders of IMNT will own approximately 12%, James Cooper will own approximately 7.2% and John Hillard will own approximately 7.2% of the combined company common stock.

INCLUSION OF SHARES OF THE COMBINED COMPANY COMMON STOCK FOR TRADING ON THE NASD OVER-THE-COUNTER BULLETIN BOARD

Following the merger, the combined company will seek authorization for its common stock to be traded on the NASD over-the-counter bulletin board and a stock symbol will be issued for such trading.

IT IS NOT ANTICIPATED THAT THE COMBINED COMPANY WILL PAY DIVIDENDS FOLLOWING THE MERGER

Neither USSC nor IMNT has ever paid dividends on its common stock. It is not anticipated that the combined company will pay dividends after the merger.

THE TAX CONSEQUENCES OF THE MERGER ARE UNCERTAIN

The companies have not received a tax opinion regarding the federal income tax consequences of the merger. The range of possible tax consequences is described in this information statement/prospectus under the heading "Material Federal Income Tax Consequences."

THERE ARE NO MATERIAL FEDERAL OR STATE REGULATORY
REQUIREMENTS NECESSARY TO CONSUMMATE THE MERGER

There are no material federal or state regulatory requirements to be complied with to consummate the merger. However, the merger will not be effective until USSC and IMNT file articles of merger with the Secretary of State of the State of Nevada and the Secretary of the State of Delaware.

USSC AND IMNT SHAREHOLDERS WILL HAVE APPRAISAL RIGHTS

Under the Nevada Revised Statutes and the Delaware General Corporation Law, notwithstanding the approval of the merger by the holders of the requisite number of shares of capital stock of USSC and IMNT, USSC and IMNT shareholders who deliver a written notice to USSC or IMNT of his or her intent to demand payment for his shares if the merger is effectuated, who does not vote his or her shares in favor of the merger and who otherwise strictly complies with the requirements of Nevada law (for USSC shareholders) or Delaware law (for IMNT shareholders) may be able to demand payment from USSC or IMNT for the fair value of his or her shares.

BOARD OF DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Following consummation of the merger, USSC's Board of Directors will continue as the board of directors of the combined company. James Cooper, currently serving as president, secretary, treasurer, chief executive officer and chairman of the board of USSC, will be president, secretary, treasurer, chief executive officer and chairman of the board of the combined company. Jay Bitner, current member of USSC's board of directors, will become a member of the board of directors of the combined entity.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Shares of IMNT common stock trade on the NASD over-the-counter bulletin board on which bid and ask prices are quoted.

ACCOUNTING TREATMENT

The transaction involves the merger of Ultimate Security Systems Corporation ("USSC"), a privately held Nevada corporation, into Immunotechnology Corporation ("IMNT"), a publicly held Delaware corporation. USSC is an active business corporation and IMNT is a dormant shell. IMNT is the surviving corporation and will continue the business of USSC. The name of the combined entity will change to USSC.

S.E.C. Regulation S-X requires presentation of a pro forma income statement using the registrant's fiscal year end, unless unusual events affect the result. The fiscal year end of IMNT (i.e., the registrant) is June 30th, while USSC's is December 31st. USSC is the operating company, therefore its financial statements are more representative of combined operations. The audited financial statements for USSC'S latest fiscal year, December 31, 2002, is the basis for the pro forma statements. Results of IMNT operations for the same four quarters were determined from its quarterly filings.

Pro forma financial statements have been prepared to show the results of operations as they would have been had the merger took place at the beginning of the latest USSC fiscal year ended December 31, 2002. The Balance Sheet represents the union of the two companies as at December 31, 2002.

The legal, formal structure is that of IMNT, but it is a continuation of the business of USSC, the nominal acquiree. The name of the combined legal entity is therefore changed to USSC, to communicate the substance of the transaction to investors. The pro forma Statement of Operations is essentially that of USSC, with the income and expenses of IMNT included.

The pooling of interests method of accounting for business combinations has been eliminated. The Financial Accounting Standards Board imposed the purchase method on July 1, 2002, the effective date of SFAS 141. The merger of USSC into IMNT will therefore be accounted for as a purchase transaction. SFAS 141 requires that the purchaser be identified.

The merger is to be accomplished by the issue of IMNT stock to USSC stockholders in exchange for 100% of their stock. The combined entity is re-named USSC. The result is that former USSC stockholders will be the majority owners of the combined entity. This is a reverse acquisition. USSC is the acquirer. However IMNT, by the legal nature of the transaction, is the nominal acquirer. The accounting treatment follows the legal form in reporting the equity accounts of the consolidated entity. Accordingly, IMNT equity accounts are continued and USSC's are eliminated. The equity accounts are modified appropriately for new shares issued.

The purchase method generates goodwill, where purchase price exceeds fair value of the acquiree. However, the S.E.C. has ruled that no goodwill can be recognized in the special case of a publicly held shell company and a privately held nominal acquiree. This stems from the rule in SFAS 141 that prohibits recognition of goodwill where the value of the issuer's stock cannot be determined. The view is that there is substantial doubt about the true existence of goodwill in a dormant shell, and there may be unusual difficulty in valuing the transaction. No goodwill has been recognized.

Earnings (loss) per share under the standard of SFAS 128 requires that basic earnings per share be calculated on the weighted average number of shares outstanding during the year. The shares outstanding are those of the legal entity, IMNT, which changes its name to USSC in the merger. The weighted average number of shares in the pro forma statements is calculated as if the merger had occurred at the beginning of the fiscal year. The calculation accommodates a 5 for 1 forward split of IMNT shares, which is a condition of the merger.

The resulting pro forma Balance Sheet at December 31, 2002 indicates combined working capital of $1,179,693, which is the same as net worth (book value). The Statement of Operations for the 12 months ended December 31, 2003 shows a net loss of $1,168,967. This is updated with a Statement of Operations for the three months ended March 31, 2003, wherein the net loss is $246,416.

Nonrecurring charges directly attributable to the merger transaction are not included in the pro forma statements. These charges for the 12 months following March 31, 2003 are forecast to be $125,000 (IMNT) and $ 125,000 (USSC), total $250,000.

WHEN WE EXPECT THE MERGER TO CLOSE

We expect completion of the merger as soon as practicable following approval of the merger by the shareholders of USSC at their special shareholders meeting and satisfaction of all other conditions to the merger, including IMNT's Registration Statement on S-4 being declared "effective" by the Securities and Exchange Commission.

OUR REASONS FOR THE MERGER

We have had no operations since 1992. Since then, our management has been actively seeking potential business acquisitions or opportunities to enter into in an effort to commence business operations that will prove to be beneficial to us and our shareholders. In evaluating potential business opportunities, our management has considered various factors including financial requirements and the availability of additional financing, history of operations, the nature of present and expected competition, the quality and experience of management, and the potential for future growth, expansion and profits. After investigation and evaluation of USSC, our management has determined that the merger with USSC provides the best opportunity we have discovered to date.

USSC's management has presented us with a business plan that is focused on commercializing a proprietary device for the protection of automobiles from theft. USSC's management intends to aggressively pursue its current business strategy and therefore our shareholders may be able to benefit from any related increased market activity in our common stock. There are, however, no assurances that USSC's management will be able to conduct profitable operations or that our shareholders will benefit from increased market activity in our common stock. Our board of directors has not obtained an independent opinion or other evaluation regarding the fairness of the terms of the merger due to the substantial costs in obtaining such an opinion or evaluation.

USSC'S REASONS FOR THE MERGER

The board of directors and the shareholders of USSC believe that the merger with us will provide USSC stockholders an opportunity to increase the liquidity of their shares. Specifically, assuming that the merger is consummated, USSC shareholders will own shares in a "public company" and, as such, will be entitled to sell their stock through the over-the-counter bulletin board. In reaching its decision to approve the merger, the USSC board of directors consulted with its financial and legal advisors and with management and considered a number of factors, including, without limitation, the following material factors:

-the strategic and financial alternatives available to USSC, including remaining a privately held company,

-the structure of the transaction, which is intended to qualify as a tax-free "reorganization" under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the related sections thereunder, and

-USSC's desire to have its shares publicly traded by using IMNT as a vehicle to accomplish that desire without the time and expense typically associated with an IPO.

This discussion of the information and factors considered by the USSC board of directors and shareholders in making their decision to approve the merger is not intended to be exhaustive but includes all material factors considered by the USSC board of directors and shareholders.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND OUR MANAGEMENT

Because our board of directors and management believes that the transactions contemplated by the merger are desirable and in the best interests of our shareholders, we were unanimous in recommending the merger. We believe that our shareholders will benefit through the strength, experience and knowledge of USSC's current and proposed executive management in the ongoing development of its business.

THE USSC SPECIAL MEETING

USSC will hold its special meeting of shareholders at its offices at 18271 West McDurmott, Suite F Irvine, California 92612 on _____________, 2003 at ______ a.m. local time. At that special meeting, the common stock and preferred stock shareholders will vote on the merger.

                                  RISK FACTORS

The short and long term success of the combined company is subject to certain risks, many of which are substantial in nature. Because IMNT now has little to no operations other than searching for merger or acquisition candidate, the combined company will be subject to substantially the same risks as USSC prior to the merger. Therefore, the following risk factors focus mainly on the risks associated with USSC's business. You should consider carefully the following factors, in addition to other information contained in this information statement/prospectus.

USSC AND IMNT BOTH HAVE A HISTORY OR OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE WHICH COULD RESULT IN INVESTORS LOSING THEIR ENTIRE INVESTMENT.

Both USSC and IMNT have incurred significant net operating losses since their formations. As of March 31, 2003, USSC had a deficit accumulated during the post development stage of $2,542,799. For the year ended December 31, 2001, USSC had a net loss of $1,153,495 compared to a net loss of $886,979 for the year ended December 31, 2002. For the three months ended March 31, 2003, USSC had a net loss of $244,440 compared to a net loss of $226,713 for the comparable period in 2002. From USSC's inception on August 18, 1994, to March 31, 2003, USSC had a net loss of approximately $3,283,691. The factors contributing to these significant operating losses include:

- marketing expenditures;

- expansion of research and development programs;

- regulatory compliance requirements; and

- implementation of programs to market products for distribution.

As of March 31, 2003, IMNT had an accumulated deficit prior to the development stage of $151,332 and an accumulated deficit during the development stage of

$334,291. For the three-month period ended March 31, 2003, IMNT suffered a loss of approximately $16,634 compared to a net loss of $11,657 for the three-month period ended March 31, 2002. From its inception on November 30, 1989 to March 31, 2003, IMNT suffered a net loss of approximately $485,623. The factors contributing to these significant operating losses include:

- costs and expenses associated with keeping IMNT a reporting issuer with the Securities and Exchange Commission; and

- costs and expenses associated with
identifying a potential acquisition or merger candidate.

IMNT's, and after the merger, the combined company's, future success and ability to achieve profitability depends upon our ability to successfully operate USSC's business. The combined company may never achieve significant revenues or profitable operations. If the combined entity does not achieve profitable operations, investors in the combined entity (and former USSC and IMNT shareholders) could lose their entire investment.

HOLDERS OF USSC PREFERRED STOCK, BOTH SERIES A AND SERIES B, HAVE THE RIGHT, UNDER CERTAIN CONDITIONS, TO DEMAND THAT USSC REDEEM THE PREFERRED STOCK. A SIGNIFICANT NUMBER OF USSC PREFERRED SHAREHOLDERS EXERCISING THEIR REDEMPTION RIGHTS COULD FINANCIALLY CRIPPLE USSC.

Under the terms and conditions of the private placement memoranda for the USSC Series A and Series B Preferred Stock, shareholders holding USSC Series A and Series B Preferred Shares have the right to tender their shares to USSC for redemption. Such redemption right begins 3 years after purchase of the preferred shares and continues until USSC's stock is eligible for quotation on the Over-the-Counter Bulletin Board or equivalent quotation medium or other exchange. At June 30, 2003, USSC's redemption liability, assuming every USSC preferred shareholder with the right to redeem validly exercised such right, amounted to approximately $8,640,020. USSC does not have the resources to satisfy a significant number of redemption demands. If the number of redemption demands exceeds USSC's resources, USSC may be forced to cease its business operations and file for bankruptcy. As of July 24, 2003, USSC had received 2 requests for redemption. USSC is currently attempting to resolve the requests. Assuming that the merger is consummated and, thereafter, each USSC preferred share is converted into the allotted number of combined company common stock, the redemption liability will no longer be an issue. Neither USSC nor IMNT can guarantee that the redemption requests will not exceed USSC's resources and that, should that occur, USSC will be able to continue its current operations.

USSC'S RECURRING LOSSES RAISE DOUBT ABOUT USSC'S ABILITY TO CONTINUE AS A GOING CONCERN.

USSC's financial statements have been prepared on the assumption that USSC will continue as a going concern. USSC's independent public accountant has issued his report dated April 10, 2003 that includes an explanatory paragraph stating that USSC's recurring losses and accumulated deficit, among other things, raise substantial doubt about USSC's ability to continue as a going concern. USSC's historical sales are limited and USSC has relied upon financing from the sale of equity securities to sustain operations. If the combined company is not able to generate revenues and if its ability to raise capital through the sale of its equity is hindered, investors in the combined entity could lose their entire investment.

THE PLAN OF MERGER INVOLVES SUBSTANTIAL DILUTION TO USSC AND IMNT SHAREHOLDERS.

Assuming the merger is consummated and assuming conversion or exercise of all preferred equity of the combined company that is convertible into shares of common stock of the combined company, the pre-merger IMNT shareholders will own 12% of the outstanding combined company common stock. Assuming the merger is consummated and assuming conversion or exercise of all preferred equity of the combined company that is convertible into shares of common stock of the combined company, the pre-merger USSC shareholders will own 88% of the outstanding combined company common stock.

IF THE COMBINED COMPANY SELLS ADDITIONAL EQUITY SECURITIES, IT MAY RESULT IN ADDITIONAL SHAREHOLDER DILUTION.

The combined company may need to sell additional equity securities or obtain other forms of financing to fund its operations. Absent such additional financing, the combined company may find it necessary to postpone or cancel some or all of its planned business activities. This postponement could adversely affect the combined company's ability to conduct its business operations, generate future revenues and introduce its products into the proper distribution channels. Furthermore, additional financing may not be available, or, if available, may not be available on acceptable terms or in required amounts. If additional funds are raised by issuing shares of common stock or securities convertible into common stock, those sales or conversion could result in further and possibly substantial dilution of the combined company's shareholders. Substantial dilution may make it more difficult for investors to sell their shares or may result in a lower price of the combined company's securities. As a result, the combined company shareholders may find it difficult or impossible to sell their shares, if freely tradeable, and, even if such sale is possible, may not be able to sell their shares for more than they paid.

THE TRADING PRICE OF THE COMBINED COMPANY'S COMMON STOCK IS LIKELY TO BE VOLATILE WHICH COULD LEAD TO A SERIOUS DECLINE IN THE COMBINED COMPANY'S STOCK PRICE, LEADING TO SIGNIFICANT LOSS BY SHAREHOLDERS AND THE COMBINED COMPANY.

The stock market in general and the prices of stock quoted on the over-the-counter bulletin board, specifically, has been subject to extreme volatility. The trading price of the combined company is likely to be subject to wide fluctuations in response to the quarter to quarter variations in the combined company's operating results, material announcements by the combined company or its competitors, governmental regulatory action, conditions in the industries in which they operate, or other events or factors, many of which will be beyond the combined company's control. The combined company's operating results in future quarters may be below the expectations of investors. There also may be certain periods where certain combined company shareholders find it prudent to attempt to sell large blocks of unrestricted stock. In such events, the price of the combined company common stock would likely decline, perhaps substantially. In addition, the stock market has historically experienced extreme price and volume fluctuations. Any of these factors either in isolation or in conjunction, could lead to investors losing their entire investment in us.

THE COMBINED COMPANY IS UNLIKELY TO PAY DIVIDENDS.

Neither IMNT nor USSC has ever declared or paid cash dividends on its common stock and it is not anticipated that any cash dividends will be declared on the combined company's common stock in the foreseeable future.

IF THE COMBINED COMPANY IS NOT SUCCESSFUL IN COMMERCIALIZING ITS PRODUCTS, IT WILL NOT BE ABLE TO GENERATE ENOUGH INCOME TO COVER ITS OPERATING EXPENSES AND DEBT SERVICE.

USSC was founded in August 1994 to develop, manufacture and market an entirely new anti-vehicle theft device. USSC patented its product under the PowerLockTM brand name in the United States under patent number 5,548,164 and internationally under patent number 6,351,209. PowerLockTM is an anti-theft starter circuit system and electronic circuit security module housing apparatus. PowerLockTM an anti-theft device prevents an automobile ignition system from being "hot-wired" or by-passed. PowerLockTM is installed in a motor vehicle with an electrically operable starter motor and starter solenoids, which are specially designed electromagnets. The PowerLockTM electronic circuit security module housing is mechanically adaptable and installed directly on to the existing starter solenoids, while a system access code entry device is installed in the vehicle cabin. PowerLockTM is a "sealed" electronic system which arms within 45 seconds of the ignition being turned off. PowerLockTM works by creating an open ignition circuit that disables the starting circuitry directly at the starter. If the system is tampered with the horn will sound for 60 seconds. The PowerLockTM system can also protect the contents of the vehicle by sounding the horn or a siren in case of a break-in.

USSC has also developed a version of the PowerLockTM which can be installed onto motorcycles. The motorcycle application of PowerLockTM operates in the same manner as the automobile application of the PowerLockTM system. The motorcycle application of the PowerLockTM system is specially engineered to withstand greater levels of vibration, moisture exposure, and temperature fluctuations

Until December 31, 2000, USSC was engaged principally in research and development activities, and from January 1, 2001 through March 31, 2003, market development activities related to the PowerLockTM. While marketing of the PowerLockTM has commenced, PowerLockTM has not achieved full commercialization, and product applications are in various stages of commercialization. As a result, PowerLockTM has been sold only in limited quantities and there can be no assurance that a significant market will develop for the PowerLockTM. There can be no assurance that the PowerLockTM will meet future customer performance standards or will offer sufficient price or performance advantages required to achieve commercial success. The combined company's failure to develop, manufacture and commercialize USSC's products on a timely and cost effective basis will prevent it from generating enough revenues to cover its operating expenses. In the event that the combined company fails to generate enough revenues, the combined company may be forced to liquidate its assets.

IF THE COMBINED COMPANY IS NOT ABLE TO GENERATE ACCEPTANCE IN THE AUTO INDUSTRY FOR ITS PRODUCTS, IT WILL NEGATIVELY AFFECT REVENUES.

The combined company's future success in selling the PowerLockTM depends largely on acceptance of the technology by the auto industry and the ability of the combined company to educate auto industry professionals as well as customers about the advantages of the PowerLockTM and the reasons that the PowerLockTM is superior to other, better known anti-theft devices. Traditionally, auto anti-theft end users have been slow to adopt new technologies until their consistent effectiveness and economic value have been evidenced. Successful introduction of the combined company's products will also depend to a large extent on recommendations of prior users and testimonials from auto industry professionals. Although USSC's research data has shown that its PowerLockTM is superior to other anti-theft devices, there is no guarantee that end users or industry professionals will agree with USSC's data. There can be no assurance that the combined company will be able to demonstrate that the PowerLockTM is superior to other better known anti-theft devices. In the event that the compbined company is unable to generate sufficient interest and confidence in the PowerLockTM, the revenue generating ability of the combined company will suffer.

IF THE COMBINED COMPANY CANNOT PROTECT ITS PROPRIETARY INFORMATION, IT MAY LEAD TO INCREASED COMPETITION AND EXPENSES AND DECREASED REVENUES.

The combined company's success will depend, in part, on its ability to obtain patent protection for the PowerLockTM to preserve its trade secrets, and to operate without infringing the patent or other proprietary rights of others. USSC patented its product under the PowerLockTM brand name in the United States under patent number 5,548,164 and internationally under patent number 6,351,209. USSC also recently received a federal trademark for its product. Any patents issued to USSC or the combined company may not be held valid if subsequently challenged, others may claim rights in the patents and other proprietary technology owned by the combined company, and others may have developed or will develop similar products or technologies without violating any of the combined company's proprietary rights. The combined company will rely on the strength and protectability of the patents already obtained by USSC. In the event the combined company is unable to protect those patents and/or trademarks, the combined company's ability to sell the PowerLockTM product and earn revenues will be harmed.

The combined company's inability to obtain patent protection, preserve its trade secrets or operate without infringing the proprietary rights of others, as well as its loss of any rights to technology that it now has or acquires in the future, could have a negative impact on its ability to maintain or increase sales revenues. Litigation, which could result in substantial cost to, and diversion of effort by, the combined company, may be necessary to enforce patents owned by the combined company, to defend the combined company against infringement claims made by others, or to determine the ownership, scope or validity of the proprietary rights of the combined company and others. An adverse outcome in any such litigation could subject the combined company to significant liabilities to third parties, require it to seek licenses from third parties, and/or require it to cease using certain technology, any of which could increase its operating costs or negatively impact its ability to maintain or increase sales.

The combined company may also become involved in interference proceedings declared by the United States Patent and Trademark Office in connection with one or more of USSC's or, in the future, the combined company's patents or patent applications to determine priority of invention. Any such proceeding could result in substantial cost to the combined company, as well as a possible adverse decision as to priority of invention of the patent or patent application involved. In addition, the combined company may become involved in reissue or reexamination proceedings in the patent office in connection with the scope or validity of its patents. Any such proceeding could have a material adverse effect on its business, results of operations and financial condition, and an adverse outcome in such proceeding could result in a reduction of the scope of the claims of any such patents or such patents being declared invalid. In addition, from time to time, to protect its competitive position, the combined company may initiate reexamination proceedings in the patent office with respect to patents owned by others. Such proceedings could result in substantial cost to, and diversion of effort by, the combined company, and an adverse decision in such proceedings could increase the combined company's operating costs or negatively impact its ability to maintain or increase sales revenues.

USSC relies and, in the future, the combined company will rely, on trade secrets and proprietary know how in the conduct of its operations. USSC uses employee and third party confidentiality and non-disclosure agreements to protect such trade secrets and know how. The combined company will take similar precautions. The obligation to maintain the confidentiality of such trade secrets or proprietary information may be breached by employees, consultants, advisors or others and the combined company may not have adequate remedies for any breach. In addition, the trade secrets or proprietary know how may otherwise become known or be independently developed or discovered by third parties.

THE COMBINED COMPANY MAY NOT BE ABLE TO MAINTAIN OR INCREASE SALES REVENUES DUE TO COMPETITION.

USSC believes that the Power Lock(TM) product has a competitive advantage over other "competing" products. Power Lock(TM) approaches vehicle security from a different point of view and very different technology. When it comes to immobilizing the starter, Power Lock(TM) uses a protective device which covers the starter solenoid (the electrical portion) and makes it impossible to start the engine. In addition, the Power Lock(TM) becomes part of the starter and cannot be removed. Specific competitors include: Directed Electronics, maker of the Viper product; Clifford security systems; Omega security systems; Audiovox, maker of the Prestige product; Lojack, maker of the Lojack system; Magnadyne security systems; and Omega, which makes the Excaliber system. All of these competitors use standard relays, located under the dash or in the engine compartment that are hot-wired around.

Although USSC believes that the Power Lock(TM) is a superior product, all of USSC's larger competitors have substantially greater financial and technical resources, larger research and development staffs, and greater manufacturing and marketing capabilities than USSC and, in the future, the combined company. There can be no assurance that USSC's and, in the future, the combined company's, product will compete effectively against products produced by such competitors.

THE COMBINED COMPANY'S LIMITED MANUFACTURING CAPACITY AND EXPERIENCE MAY HARM ITS ABILITY TO MANUFACTURE, MARKET AND DISTRIBUTE ITS PRODUCT AND, IN TURN, REVENUE PRODUCTION WILL BE HARMED.

The combined company's success will depend, in part, on its ability to manufacture its products in significant quantities, with consistent quality, at acceptable costs and on a timely basis. The combined company has limited experience in high volume manufacturing. If the combined company is not able to manufature, market and distribute the Power Lock(TM) product in a cost effective and timely mannter, customer satisfaction and loyalty will be harmed resulting in a reduced capacity to earn revenues.

IF THE TECHNOLOGY RELIED UPON BY THE COMBINED COMPANY FAILS TO REMAIN COMPETITIVE, IT WILL NOT BE ABLE TO INCREASE OR MAINTAIN SALES REVENUES.

The Power Lock(TM) is based on USSC's, and in the future, the combined company's patented technology. The fields in which USSC, and in the future, the combined company, intend to sell the Power Lock(TM) are highly competitive and intensive research and development is always being undertaken by private and public enterprises to develop new and more effective anti-theft devices. Competitive products may be introduced by third parties and different or new technologies may become commercially available. The combined company's competitors may succeed in developing or marketing technologies or products that exhibit superior performance or are more commercially desirable or more cost effective than those developed and marketed by the combined company. Any of the foregoing could have a negative affect on the combined company's ability to maintain or increase sales revenues without improving its products, developing new products or reducing costs. If the combined company lacks the resources to improve its products and/or develop new products, the combined company's revenues will suffer.

THE COMBINED COMPANY'S LIMITED EXPERIENCE IN MARKETING PRODUCTS MAY HAVE A NEGATIVE IMPACT ON ITS ABILITY TO INCREASE SALES REVENUES.

While the combined company's sales force has experience in marketing products to the auto anti-theft industry, the combined company has limited experience in marketing and selling products, in general. To market its products effectively, the combined company will be required to develop an expanded marketing and sales force that can effectively demonstrate the advantages of the Power Lock(TM). The Power Lock(TM) will also rely heavily on the recommendations of prior users. The combined company's future success will depend in part on the continued relationships with auto makers and other industry professionals, its ability to enter into other similar arrangements, the continuing interest of the existing distributors in current and potential product applications and, eventually, the distributors' success in marketing and willingness to purchase the Power Lock(TM). If the combined company is unable to develop additional relationships or if existing USSC relationships fail to develop or are not sustained, the combined company will have difficulty generating revenues.

LOSS OF KEY PERSONNEL BY THE COMBINED COMPANY WOULD FORCE THE COMBINED COMPANY TO EXPEND SIGNIFICANT TIME AND MONEY SEEKING REPLACEMENT PERSONNEL WHICH, IN TURN, WOULD HARM THE COMBINED COMPANY'S ABILITY TO EARN REVENUES.

USSC's principal executive officer, James Cooper, has over 20 years of management experience. The loss of Mr. Cooper or other key personnel, or the failure of the combined company to attract and retain other skilled and experienced personnel on acceptable terms, would harm the combined company's ability to earn revenues. There is no key person insurance on Mr. Cooper. Mr. Cooper has an employment agreement with the company which expires on October 20, 2006, unless extended as provided for under the employment agreement and addendum No. 1 thereto.

PERSONAL INJURY OR PROPERTY DAMAGE CLAIMS RELATING TO THE COMBINED COMPANY'S PRODUCTS COULD LEAD TO LARGE INSURANCE PREMIUMS AND/OR EXPENSIVE LAWSUITS WHICH COULD, IN TURN, RESTRICT THE COMBINED COMPANY'S ABILITY TO EARN REVENUES.

Products sold by the combined company may expose it to potential liability for personal injury or property damage claims relating to the use of those products, particularly if used in a manner not in conformity with the combined company's instructions. Although product liability claims historically have not had a material adverse effect on USSC, the combined company may be subject to or incur liability for such claims in the future. USSC does not currently maintain product liability insurance. The combined company may maintain product liability insurance in amounts that management deems commercially reasonable. However, a significant claim that is uninsured or partially insured could result in loss or deferral of revenues, diversion of resources, or damage to the combined company's reputation, any of which could harm the combined company's ability to earn revenues.

THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS ARE UNCERTAIN AND COULD BE ADVERSE.

The material U.S. federal income tax consequences of the merger are uncertain and could be adverse. No tax opinion will be issued by IMNT's or USSC's tax advisors prior to the consummation of the merger as to the material federal income tax consequences of the merger. Each investor in IMNT and USSC should consult with their own tax advisor as to the potential state and federal tax consequences of the merger.

                POST-MERGER COMBINED COMPANY CAPITALIZATION TABLE

The following Post-Merger Combined Company Capitalization Table shows the equity of the combined company following the merger on an outstanding and fully diluted basis as of March 31, 2003 (assuming conversion into common stock of all outstanding convertible debt and preferred stock and exercise of all outstanding warrants and options).

             ULTIMATE SECURITIES CORPORATION (COMBINED CORPORATION)
                              CAPITALIZATION TABLE

                                                                                               Exercise of Preferred
                                                                   Exercise of Preferred           Stock Warrants
                                         Immediate Post-Merger         Stock Warrants               and Options
                                       ----------------------------------------------------   -------------------------
CAPITAL ASSETS

Cash & Cash Equivalents                             $1,270,620                 $ 8,733,406                 $ 9,093,406
Other Current Assets                                $   54,688                 $    54,688                 $    54,688
                                                    -----------                ------------                ------------
                                                    $1,325,308                 $ 8,788,094                 $ 9,148,094
Less:
Current Liabilities                                 $  145,615                 $   145,615                 $   145,615
                                                    -----------                ------------                ------------

CAPITALIZATION                                      $1,179,693                 $ 8,642,479                 $ 9,002,479
                                                    ===========                ============                ============



CAPITAL STOCK

Preferred Stock: $.00001 par value, 5,000,000 shares authorized, zero outstanding

Common Stock,  $.00001 par value; 50,000,000
         shares authorized.
                Outstanding shares     416,666,667                542,840,202                 546,440,202
                Share capital                       $    4,167                 $     5,428                 $     5,464

Contributed Capital                                 $1,644,465                 $ 9,105,990                 $ 9,466,004

Accumulated Deficits                                $ (468,989)                $  (468,989)                $  (468,989)
                                                    -----------                ------------                ------------

CAPITALIZATION                                      $1,179,643                 $ 8,642,429                 $ 9,002,479
                                                    ===========                ============                ============


                         TERMS OF MERGER

We expect to complete the merger in the first quarter of 2004. The name of the combined company will be Ultimate Security Systems Corporation.

Under the merger agreement,

- USSC will merge with and into IMNT,

- the separate corporate existence of USSC will cease,

- IMNT will survive and continue its corporate existence under the laws of the State of Delaware under the name Ulimate Security Systems Corporation,

- subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "Conditions to Complete the Merger," the merger will become effective on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the States of Delaware and Nevada.

At the effective time, the IMNT certificate of incorporation, as amended, will be further amended to authorize the issuance of additional shares of common stock and preferred stock. The certificate of incorporation, as so amended, and the bylaws of IMNT will be the certificate of incorporation and bylaws of the combined company upon completion of the merger.

                         EXCHANGE OF STOCK CERTIFICATES

Immediately following the effective time of the merger, the combined company shall mail to the IMNT and USSC holders of record of a certificate or certificates that immediately prior to the effective time represented issued and outstanding shares of IMNT or USSC capital stock a letter of transmittal to surrender the certificates to the combined company for cancellation. Upon the surrender and cancellation of each certificate, the combined company shall mail to such holders the common stock of the combined company to which they are entitled under the merger agreement.

Until properly surrendered, each unsurrendered certificate shall only represent the right to receive common stock of the combined company to the extent provided under the merger agreement. Holders of unsurrendered certificates of USSC and IMNT capital stock will not be entitled to receive any dividends or distributions with respect to the combined company's capital stock. Holders of IMNT and USSC capital stock should not send in certificates until they receive transmittal materials from the combined company.

                         REPRESENTATIONS AND WARRANTIES

The merger agreement contains the following representations and warranties by
USSC:

- USSC is duly organized and good standing under the laws of Nevada;

- USSC's capitalization is as set forth in the merger agreement, all issued and outstanding shares of capital stock are validly authorized and issued and there are no pre-emptive rights with respect to the issuance or sale of its capital stock;

- USSC has the corporate power and authority to carry on its business, own or lease properties and enter into the merger agreement and consummate the transactions contemplated thereby; and - the merger agreement is a valid and binding obligation of USSC enforceable in accordance with its terms, the execution and delivery of the merger agreement will not conflict with or violate any organizational documents, agreements or governmental orders and no filing or approval is required to consummate the merger except the filing of articles of merger and this information statement/prospectus.

The merger agreement contains the following representations and warranties by
IMNT:

- IMNT is duly organized and good standing under the laws of Delaware;

- IMNT's capitalization is as set forth in the merger agreement, all issued and outstanding shares of capital stock are validly authorized and issued and there are no pre-emptive rights with respect to the issuance or sale of its capital stock;

- IMNT has the corporate power and authority to carry on its business, own or lease properties and enter into the merger agreement and consummate the transactions contemplated thereby; and

- the merger agreement is a valid and binding obligation of IMNT enforceable in accordance with its terms, the execution and delivery of the merger agreement will not conflict with or violate any organizational documents, agreements or governmental orders and no filing or approval is required to consummate the merger except the filing of articles of merger and this information statement/prospectus.
                        CONDITIONS TO COMPLETE THE MERGER

Among other conditions specified more particularly in the merger agreement attached hereto, the obligations of each of IMNT and USSC to complete the merger are subject to the satisfaction or waiver, subject to compliance with applicable law, of conditions, including:

- either: (i) A Registration Statement on Form S-4 (the "Registration Statement") shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of IMNT or USSC, threatened by the SEC.

- the merger agreement and the other transactions contemplated by the merger agreement shall have been approved and adopted by the requisite vote of the stockholders of IMNT and USSC, to the extent, in each case, that stockholder approval is required under applicable law and governing documents. Each party to the merger agreement acknowledged that at least sixty-six and two-thirds percent (66 2/3%) of the USSC preferred stock must vote in favor of the merger in order for the merger to be consummated.

- at least two-thirds (2/3) of the holders of USSC Series A preferred stock and at least two-thirds (2/3) of the holders of USSC Series B preferred stock must agree to the merger.

- no Governmental Entity (as that term is defined in the merger agreement), nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the merger or any other transactions contemplated in the merger agreement.

- all consents, approvals and authorizations of any Governmental Entity (as that term is defined in the merger agreement) required to be set forth in the related sections of the IMNT Disclosure Schedule or the USSC Disclosure Schedule shall have been obtained, in each case, without (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by IMNT or USSC to a third party in exchange for any such consent.
                        ALLOCATION OF COSTS AND EXPENSES

The merger agreement provides that each party to the merger agreement will be responsible for paying its own expenses, including, without limitation, all attorneys' fees and costs and all accountants' fees and costs.

                         APPRAISAL (DISSENTER'S) RIGHTS

Under the Nevada Revised Statutes and the Delaware General Corporation Law, notwithstanding the approval of the merger by the holders of the requisite number of shares of capital stock of USSC and IMNT, a USSC shareholder and an IMNT shareholder can refuse the merger consideration and exercise his or her appraisal rights and obtain payment for the fair value of his or her capital stock by strictly following the requirements of the applicable law. A copy of the relevant sections the Nevada Revised Statutes is attached as Appendix B and a copy of the relevant sections of the Delaware General Corporation Law is attached as Appendix A. You are urged to review the applicable statute carefully as failure to comply may result in the loss of your appraisal rights. FAILURE TO STRICTLY COMPLY WITH APPLICABLE LAW MAY RESULT IN A FORFEITURE OF APPRAISAL RIGHTS.

A beneficial shareholder of USSC or IMNT stock may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder submits to USSC, if a USSC shareholder, and to IMNT, if an IMNT shareholder, the written consent of the shareholder of record to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and the beneficial shareholder does so with respect to all shares of which he is the beneficial shareholder or over which he has the power to direct the vote.

USSC APPRAISAL (DISSENTER'S) RIGHTS

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE NEVADA REVISED STATUTES AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE NEVADA REVISED STATUTES ATTACHED HERETO AS APPENDIX B. YOU SHOULD READ APPENDIX B IN ITS ENTIRETY. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF OUR COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

USSC shareholders who wish to assert dissenters' rights: (i) must deliver to USSC, before the vote is taken, a written notice of the shareholder's intent to demand payment for his or her shares if the merger is effectuated and (ii) must not vote his or her shares in favor of merger.

If the merger is authorized by the shareholders, USSC will send a written dissenters' notice to all shareholders who provided timely notice of their intent to demand payment for their shares and who did not vote their shares in favor of the merger, within 10 days after effectuation of the merger. The notice will:

(a) state where the demand for payment must be sent and where and when certificates for USSC's shares are to be deposited;

(b) supply a form for demanding payment;

(c) set a date by which USSC must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(d) be accompanied by a copy of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. A shareholder to whom a dissenter's notice is sent must, by the date set forth in the dissenter's notice:

(a) demand payment;

(b) certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to the news media or to the shareholders of the proposed terms of the merger; and

(c) deposit his or her certificates in accordance with the terms of the dissenter's notice.

Shareholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenter's notice, will not be entitled to demand payment for dissenters' rights under Nevada law.

Within 30 days after receipt a valid demand for payment, USSC will pay each dissenter who complied with the procedures described by the Nevada dissenters' rights statute the amount USSC estimates to be the fair value of the shares, plus accrued interest. The payment will be accompanied by:

(a) USSC's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that fiscal year, a statement of changes in shareholders' equity for that fiscal year and the latest available interim financial statements, if any;

(b) a statement of USSC's estimate of the fair value of the shares;

(c) an explanation of how the interest was calculated;

(d) a statement of the dissenters' rights to demand payment under Section 92A.480 of the Nevada Revised Statutes; and

(e) a copy of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes.

USSC may elect to withhold payment from a dissenting shareholder if such shareholder became the beneficial owner of the shares on or after the date of the first announcement to the news media or to the shareholders of the proposed terms of the merger. To the extent USSC elects to withhold payment, after effectuating the merger, it will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the shareholder's demand. USSC will send with its offer:

(a) a statement of USSC's estimate of the fair value of the shares;

(b) an explanation of how the interest was calculated; and

(c) a statement of the dissenters' rights to demand payment pursuant to Section 92A.480 of the Nevada Revised Statutes.

 A dissenter may notify USSC in writing of the dissenter's own estimate of the fair value of the shares and interest due, and demand payment of his or her estimate, less USSC's fair value payment or offer for payment, or reject the offer for payment made by USSC and demand payment of the dissenter's shares and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand such payment unless the dissenter notifies USSC of his demand in writing within 30 days after USSC made or offered for payment for the dissenter's shares.

If a demand for payment remains unsettled, USSC will commence a proceeding within 60 days after receiving the demand for payment and petition the court to determine the fair value of the shares and accrued interest. If USSCdoes not commence the proceeding within the 60-day period, it will be required to pay each dissenting stockholder whose demand remains unsettled the amount demanded.

Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by USSC; or

(b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which USSC elected to withhold payment pursuant to Nevada law.

The court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court will assess the costs against USSC, except that the court may assess costs against all or some of the dissenters, in the amounts the court finds equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against USSC and in favor of all dissenters if the court finds USSC did not substantially comply with the Nevada dissenters' rights statute; or

(b) against either USSC or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters' rights provided under the Nevada dissenters' rights statute.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against USSC, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

If a proceeding is commenced because USSC did not pay each dissenter who complied with the procedures described by the Nevada dissenters' rights statute the amount USSC estimated to be the fair value of the shares, plus accrued interest within 30 days after receipt a valid demand for payment, the court may assess costs against USSC, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

The foregoing summary of the rights of dissenting shareholders of USSC does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Nevada law, a copy of which is attached hereto as Appendix B.

After completion of the merger, we will notify you of the date on which the merger was completed.

IMNT DISSENTER'S RIGHTS

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS ATTACHED TO HERETO AS APPENDIX A. YOU SHOULD READ APPENDIX A IN ITS ENTIRETY. EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF OUR COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF OUR COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

Under the Delaware General Corporation Law, persons who hold shares of IMNT common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of IMNT common stock appraised by the Delaware Court of Chancery and to receive payment of the 'fair value' of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

Under Section 262, where notice of a merger is sent to stockholders, as in the case of the adoption of the merger agreement by written consent of a majority of IMNT's stockholders, IMNT, not less than 20 days prior to the effective date of the merger, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of
Section 262. THIS INFORMATION STATEMENT SHALL CONSTITUTE SUCH NOTICE, AND THE APPLICABLE STATUTORY PROVISIONS ARE ATTACHED TO THIS INFORMATION STATEMENT AS APPENDIX A.

A holder of shares of IMNT's common stock wishing to exercise such holder's appraisal rights must deliver to IMNT, before the effective date of the merger agreement, a written demand for the appraisal of their shares, and must signify that they are not in favor of the adoption of the merger agreement.

A holder of shares of IMNT's common stock wishing to exercise such holder's appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. A letter stating that the holder is against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The demand must reasonably inform IMNT of the identity of the holder as well as the intention of the holder to demand an appraisal of the 'fair value' of the shares held by such holder.

Only a holder of record of shares of IMNT common stock is entitled to assert appraisal rights for the shares of IMNT common stock registered in that holder's name. A demand for appraisal in respect of shares of IMNT common stock should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates, and must state that such person intends thereby to demand appraisal of such holder's shares of IMNT common stock in connection with the merger. If the shares of IMNT common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of IMNT common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of IMNT's common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of IMNT common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of IMNT common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of IMNT common stock as to which appraisal is sought and where no number of shares of IMNT common stock is expressly mentioned the demand will be presumed to cover all shares of IMNT common stock held in the name of the record owner. Stockholders who hold their shares of IMNT common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL PURSUANT TO SECTION 262 SHOULD BE SENT OR DELIVERED TO IMNT AT 1661 LAKEVIEW CIRCLE, OGDEN, UTAH 84403, ATTENTION:
CORPORATE SECRETARY.

Within ten days after the effective time of the merger, the combined company must notify each holder of IMNT common stock who has complied with Section 262 of the date that the merger has become effective. Within 120 days after the effective date of the merger, the surviving corporation or any holder of IMNT common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of IMNT common stock. The surviving corporation is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of IMNT common stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of IMNT common stock within the time prescribed in Section 262.

Within 120 days after the effective date of the merger, any holder of IMNT common stock common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the combined company a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request for the statement has been received by the combined company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of IMNT common stock and a copy of the petition is served upon the combined company, the combined company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights under Section 262. The Delaware Court of Chancery may require the holders of shares of IMNT common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificate of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

After determining the holders of IMNT common stock entitled to appraisal, the Delaware Court of Chancery will appraise the 'fair value' of their shares of IMNT common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of IMNT common stock considering seeking appraisal should be aware that the fair value of their shares of IMNT common stock as so determined could be more than, the same as or less than the consideration they would receive in the merger if they did not seek appraisal of their shares of IMNT common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of IMNT common stock have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of IMNT common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of IMNT common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of IMNT common stock (except dividends or other distributions payable to holders of record of IMNT common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of such holder's shares of IMNT common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the shares of IMNT common stock of such stockholder will be converted into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the combined company a written withdrawal of such holder's demand for appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

USSC. There were 9,625,892 shares of common stock, 7,582,414 shares of Series A preferred stock and 3,671,579 shares of Series B preferred stock outstanding as of July 24, 2003. As a condition of the merger, at least two-thirds (2/3) of the USSC Series A preferred shares and at least two-thirds (2/3) of the USSC Series B preferred shares must be voted in favor of the merger.

IMNT. There were 50,000,000 shares of common stock and no shares of preferred stock outstanding as of July 24, 2003. As previously discussed, the requisite percentage of IMNT stock entitled to vote on such matters voted, by written consent without a formal meeting, in favor of the merger.

To USSC's knowledge, the following table sets forth information regarding ownership of USSC's outstanding capital stock on July 24, 2003, assuming exercise of all outstanding warrants, options and convertible securities, by:
(1) all persons known by USSC to be the beneficial owner of more than 5% of USSC's issued shares; (2) each director of USSC; (3) each of the "named executive officers" of USSC, as defined under the rules and regulations of the Securities Act 1933; and (4) all directors and named executive officers of USSC as a group.

==================== ================================ ============================= ========================
  Title of Class     Name of Beneficial Owner          Amount of Beneficial Owner
                                                                                       Percent of Class
-------------------- -------------------------------- ----------------------------- ------------------------

   Common Stock        James Cooper, president, chief       2,666,666 shares                 27.7%
                       executive officer, director
-------------------- -------------------------------- ----------------------------- ------------------------

   Common Stock               John Hillard                  2,666,666 shares                 27.7%

-------------------- -------------------------------- ----------------------------- ------------------------

Series A Preferred       Karl Madl Family Trust        1,001,000 shares of Series      14.0% of Series A
       Stock                                               A preferred stock

-------------------- -------------------------------- ----------------------------- ------------------------

Series A Preferred        Thomas Henry Wilding         500,000 shares of Series A      7.0% of Series A
       Stock                                                preferred stock

-------------------- -------------------------------- ----------------------------- ------------------------

   Common Stock      All directors and named                2,666,666 shares                 27.7%
                     executive officers as a Group

==================== ================================ ============================= ========================

To IMNT's knowledge, the following table sets forth information regarding ownership of IMNT's outstanding capital stock on July 24, 2003, assuming exercise of all outstanding warrants, options and convertible securities, by:
(1) all persons known by IMNT to be the beneficial owner of more than 5% of IMNT's issued shares; (2) each director of IMNT; (3) each of the "named executive officers" of IMNT, as defined under the rules and regulations of the Securities Act 1933; and (4) all directors and named executive officers of IMNT as a group.

===================== ================================== ============================= ==========================
   Title of Class          Name of Beneficial Owner        Amount of Beneficial Owner        Percent of Class

--------------------- ---------------------------------- ----------------------------- --------------------------

    Common Stock       Mark Scharmann, president, chief        29,223,365 shares                 58.45%
                        executive officer, directors

--------------------- ---------------------------------- ----------------------------- --------------------------

    Common Stock       David Knudson, former officer           13,439,475 shares                 26.88%
                         and director of IMNT

--------------------- ---------------------------------- ----------------------------- --------------------------

    Common Stock       All directors and named                 42,662,840 shares                 85.33%
                       executive officers as a Group

===================== ================================== ============================= ==========================

            DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

The individuals who are currently executive officers and directors of USSC will continue as the directors and executive officers of the combined company in their same capacities. Information concerning the identity and compensation of the directors and executive officers and certain relationships and related transactions is as follows:

JAMES K. COOPER. Mr. Cooper, age 51, has been USSC's secretary and one of its directors since its inception. On August 18, 1994, Mr. Cooper became USSC's chief executive officer, president and treasurer. Mr. Cooper worked at Newport First, a general management consulting firm which focuses on providing strategic planning and related services to emerging and middle-market companies, from 1984 until 1999. His responsibilities at Newport First included, supervising clients involved in new venture launchings, growth management, and turnarounds. While at Newport First, Mr. Cooper held the offices of Chief Executive Officer, Chief Operations Officer, and Chief Financial Officer. Prior to working at Newport

First, Mr. Cooper was employed with Dalton, Haynes & Vance, Inc., as a senior management consultant for the period of 1982 until 1984. From 1975 until 1982, Mr. Cooper was the general manager of Archival Data Management. Mr. Cooper graduated in 1974 from San Diego State University with a Bachelor of Arts degree in Political Science. In 1987, Mr. Cooper received his Masters of Business Administration from Pepperdine University, and currently is a member of the Pepperdine University School of Business Management Partners. Mr. Cooper is not an officer or director of any reporting company.

JAY A. BITNER. Mr. Bitner, age 61, has been USSC's director since October 1, 2002. Mr. Bitner possesses an extensive background in marketing, sales and logistics. Mr. Bitner began his executive career in 1988 as a vice president of The Unit Companies, Inc., one of the nation's largest third party suppliers of warehousing and distribution systems. As vice president, Mr. Bitner was responsible for the marketing and sales of the company's logistical applications and implemented sales and marketing initiatives which resulted in approximately $150 million in sales contracts within an eighteen month period. In 1994, Mr. Bitner joined Ryder System, Inc., a worldwide logistics and transportation provider, as Director of Business Development for its subsidiary UniRyder. In 1995, Mr. Bitner became Ryder System, Inc.'s Director of Integrated Inventory Deployment and was charged with establishing marketing, sales and technological conversion of a transactional firm to an integrated logistics third-party provider. In 1996, Mr. Bitner was responsible for Ryder System, Inc.'s technical infrastructure as its Director of Integrated Logistics. From 1997 through 2000, Mr. Bitner was employed as president and chief executive officer of The CCW Group, Inc., a third party logistics provider which offers contract warehousing and integrated manufacturing support services throughout the United States. In 1964, Mr. Bitner received has a bachelor of science in mathematics, and a bachelor of science in chemistry from Shippensburg State University. In 1969, Mr. Bitner received his master of business administration from Ball State University. Mr. Bitner is not an officer or director of any reporting company.

EXECUTIVE COMPENSATION. Any compensation received by the combined company's officers, directors, and management personnel will be determined from time to time by the combined company's Board of Directors. The combined company's officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf. The combined company does not anticipate compensating the combined company directors for their participation on the board of directors.

The table set forth below summarizes the annual and long-term compensation for services in all capacities to USSC and, in the future, the combined company payable to USSC's president and USSC's other executive officers whose total annual salary and bonus are anticipated to exceed $50,000 during the year ending December 31, 2003.

       ============================ ========== ============== ==================== ===================== ====================
       Name and Principal Position    Year        Annual      Bonus Compensation       Other Annual           All Other
                                                Salary ($)            ($)            Compensation ($)       Compensation
       ---------------------------- ---------- -------------- -------------------- --------------------- --------------------
       James Cooper                 2002          96,000             None                  None                 None
       president, secretary,
       treasurer, director          2003          96,000             None                  None                 None
       ============================ ========== ============== ==================== ===================== ====================

          COMMON STOCK TO BE ISSUED AS PART OF THE RESTRUCTURING PLAN,
                              INCLUDING THE MERGER

The common stock of the combined company to be issued in the merger does not have preemptive rights, no special dividend rights and one vote per share on all matters on which the shareholders of the combined company are entitled to vote. In the event that the combined company declares or pays any dividends upon its common stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of its common stock, the combined company shall also declare and pay to the holders of its senior convertible preferred stock, if any, the dividends which would have been declared and paid with respect to its common stock issuable upon conversion of its senior convertible preferred stock had all of the outstanding senior convertible preferred stock been converted immediately prior to declaration of such dividend upon its common stock.

                MATERIAL DIFFERENCES BETWEEN SHAREHOLDERS RIGHTS

Upon completion of the merger, the shareholders of USSC will become shareholders of IMNT, which will be the surviving corporation in the merger. The rights of USSC shareholders are presently governed by Nevada law, the USSC articles of incorporation, as amended, and the USSC bylaws, as amended. Upon consummation of the merger, the rights of former USSC shareholders will be governed by Delaware law, the IMNT certificate of incorporation, as amended, and the IMNT bylaws, as amended. The USSC articles of incorporation, as amended, and bylaws, as amended, as well as the IMNT certificate of incorporation, as amended, and bylaws, as amended, are attached hereto.

     COMPARISON OF MARKET VALUE OF USSC COMMON STOCK AND IMNT COMMON STOCK

Shares of IMNT common stock trade on the NASD over-the-counter bulletin board on which bid and ask prices are quoted under the symbol "IMNT.OB". Neither USSC common stock nor USSC preferred stock is quoted or listed on any market or exchange.

The table on the following page sets forth, for the respective periods indicated, the prices for IMNT's common stock in the over-the-counter market as reported by the NASD's OTC Bulletin Board. The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                              High Bid      Low Bid
                                              --------      -------
Fiscal Year Ended June 30, 2002
-------------------------------
First Quarter                                  $ 0.40       $ 0.12
Second Quarter                                 $ 0.35       $ 0.13
Third Quarter                                  $ 0.15       $ 0.15
Fourth Quarter                                 $ 0.25       $ 0.12

Fiscal Year Ended June 30, 2003
-------------------------------

First Quarter                                  $ 0.12       $ 0.11
Second Quarter                                 $ 0.24       $ 0.11
Third Quarter                                  $ 0.74       $ 0.17
Fourth Quarter                                 $ 1.80       $ 0.30

(1) The high represents the best (highest) price a prospective buyer is prepared to pay and the low represents the best (lowest) price at which someone who owns the security offers to sell it.

Since its inception, IMNT has not paid any dividends on its common stock, and IMNT does not anticipate that it will pay dividends in the foreseeable future.

                         PRO FORMA FINANCIAL INFORMATION

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The unaudited pro forma condensed financial information presented below has been derived from the audited and unaudited historical financial statements of USSC and IMNT (collectively, the "combined entity") and reflects management's present estimate of pro forma adjustments to give effect to the contemplated merger (the "Merger") of USSC and IMNT. The unaudited pro forma condensed statements of operations give effect to the Merger as if the transaction had been consummated as of the beginning of each period presented. This information should be read in conjunction with the historical financial statements and notes thereto. The pro forma financial data have been included as required by the rules and regulations of the Securities and Exchange Commission and are provided for comparative purposes only. This pro forma presentation does not purport to represent what the financial position or results of operations would actually have been if such transactions and events had in fact occurred on those dates or to project results of operations for any future period.

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                      For the year ended December 31, 2002

                                                                                     Adjustments
                                                         Immuno-       Ultimate          and           "Ultimate
                                                       Technology      Security     Eliminations       Security"
                                                      -------------- -------------- --------------- ----------------
     Income

        Net Sales                                            89,588                                          89,588
        Cost of Goods Sold                                   55,025                                          55,025
                                                      -------------- --------------                 ----------------
        Cost of Goods Sold                                   34,563              0                           34,563
                                                      -------------- --------------                 ----------------

     Expenses
        Product Development Costs                           162,697                                         162,697
        Selling Expenses                                    467,676         89,421                          557,097
        General & Administrative Expenses                   289,297        192,567                          481,864
                                                      -------------- --------------                 ----------------
                                                            919,670        281,988                        1,201,658
                                                      -------------- --------------                 ----------------

     Other Income Expense)                                   (1,872)                                         (1,872)
                                                      -------------- -------------- --------------- ----------------

     Net Profit (Loss)                                     (886,979)      (281,988)              0       (1,168,967)
                                                      ============== ============== =============== ================


        Basic earnings (loss) per common share                                                              ($0.003)
                                                                                                    ================

        Diluted earnings (loss) per common share                                                            ($0.002)
                                                                                                    ================


        Weighted average common shares outstanding                                                      416,666,670
                                                                                                    ================

        Dilutive effect of warrants                                                                     115,868,371
                                                                                                    ----------------
        Weighted average common shares outstanding, assuming dilution                                   532,535,041
                                                                                                    ================

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                    For the Three Months Ended March 31, 2003

                                                                                     Adjustments
                                                         Immuno-       Ultimate          and           "Ultimate
                                                       Technology      Security     Eliminations       Security"
                                                      -------------- -------------- --------------- ----------------
     Income

        Net Sales                                             7,428                                           7,428
        Cost of Goods Sold                                    3,462                                           3,462
                                                      -------------- --------------                 ----------------
        Cost of Goods Sold                                    3,966              0                            3,966
                                                      -------------- --------------                 ----------------

     Expenses
        Product Development Costs                                                                                 0
        Selling Expenses                                    156,012                                         156,012
        General & Administrative Expenses                    91,642          1,976                           93,618
                                                      -------------- --------------                 ----------------
                                                            247,654          1,976                          249,630
                                                      -------------- --------------                 ----------------

     Other Income Expense)                                     (752)                                           (752)
                                                      -------------- -------------- --------------- ----------------

     Net Profit (Loss)                                     (244,440)        (1,976)              0         (246,416)
                                                      ============== ============== =============== ================


        Basic earnings (loss) per common share                                                              ($0.001)
                                                                                                    ================

        Diluted earnings (loss) per common share                                                            ($0.000)
                                                                                                    ================

        Weighted average common shares outstanding                                                      416,666,667
                                                                                                    ================

        Dilutive effect of warrants                                                                     118,009,473
                                                                                                    ----------------
        Weighted average common shares outstanding, assuming dilution                                   534,676,139
                                                                                                    ================

                            BUSINESS OF THE COMPANIES

BUSINESS OF IMMUNOTECHNOLOGY CORPORATION ("IMNT")

BUSINESS. IMNT was incorporated on November 30, 1989, in the state of Delaware. The Company's predecessor was LJC Corporation, a Utah corporation, organized on November 8, 1984 ("LJC"). On October 7, 1989, LJC acquired ImmunoTechnology Laboratories, Inc., a Colorado corporation ("ITL"), by means of a stock-for-stock exchange with the shareholder of ITL. As a result of this transaction, ITL became a wholly owned subsidiary of LJC. On October 10, 1989, LJC changed its name to ImmunoTechnology Laboratories, Inc. ("ITL-UT").

At a special meeting of the shareholders of ITL-UT, the shareholders approved a proposal to redomicile ITL-UT in the state of Delaware, by forming a Delaware corporation and merging ITL-UT into the Delaware corporation, and changing the its name to ImmunoTechnology Corporation. The merger was effective on December 21, 1989. As a result of the merger, ITL-UT no longer exists.

ITL was formed for the purpose of engaging in the business of operating a medical test related laboratory. IMNT's only business has been the operation of ITL, whose operations were discontinued in 1992.

Since discontinuing the operations of ITL and since the sale of IMNT's assets in August 2001, IMNT's management has been seeking potential business acquisition or opportunities to enter in an effort to recommence business operations. IMNT did not restrict its search for a business opportunity to any particular industry or geographical area and considered the possibility of engaging in essentially any business in any industry.

The selection of a business opportunity in which to participate is complex and risky. Additionally, as IMNT had only limited resources, it was difficult to find good opportunities. There was no assurance that IMNT could identify a business opportunity which would ultimately prove to be beneficial to IMNT and its shareholders. The risks IMNT faced were further increased as a result of IMNT's lack of resources and IMNT's inability to provide a prospective business opportunity with significant capital. IMNT finally selected the potential business opportunity offered by the merger with USSC based on IMNTs business judgment.

IMNT is a fully reporting company with the U.S. Securities and Exchange Commission (the "Commission"). As such, IMNT is obligated to file with the Commission certain interim and periodic reports including an annual report containing audited financial statements.

The report of IMNT's independent auditor at June 30, 2002, contains a going concern qualification as to IMNT's ability to continue as a going concern. Without the merger with USSC, IMNT did not believe that IMNT could continue to operate, as IMNT had no alternative source of capital. Even with the merger, there is substantial doubt about IMNT's ability to continue as a going concern, because USSC is also in need of additional funding in order to be able to continue.


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EMPLOYEES. Other than its current officers, IMNT has no employees.

FACILITIES. IMNT is currently using as its principal place of business the personal residence of its president and director located in Ogden, Utah. IMNT has no written agreement and pays no rent for the use of this facility. Following the consummation of the merger with USSC, we expect our operations to be conducted through USSC's offices in California.

LEGAL PROCEEDINGS. None.

MARKET FOR COMMON STOCK AND RELATED MATTERS. IMNT's common stock is eligible for quotation on the over-the-counter bulletin board maintained by the NASD.

Holders of Common Stock. As of July 24, 2003, there were approximately 50 holders of record of IMNT's common stock. Immediately following the completion of the merger, it is expected that there will be approximately 730 holders of record of combined company common stock (assuming no USSC and no IMNT shareholders exercise their dissenters' rights). Dividends. IMNT has not declared any cash dividends on its common stock in the last two fiscal years or at any time thereafter.

BUSINESS OF ULTIMATE SECURITY SYSTEMS CORPORATION ("USSC")

BUSINESS. All information with respect to USSC's business activities has been provided by the management of USSC and is presented herein without independent verification. USSC has represented that the information is accurate and complete in all material respects.

USSC's executive offices are located at 18271 West McDurmott, Suite F, Irvine, California 92614 and the telephone number is 800-689-8004. USSC was incorporated in August 1994 in the state of Nevada to develop and commercialize an automobile anti-theft device. USSC's activities to date have included raising capital and developing and selling prototype devices through multiple distribution channels.

THE POWERLOCK PRODUCT. Powerlock(TM) is a "sealed" electronic system which arms within 45 seconds of the ignition being turned off. Powerlock(TM) works by creating an open ignition circuit that disables the starting circuitry directly at the starter. If the system is tampered with the horn will sound for 60 seconds. The system can also protect the contents of the vehicle by sounding the horn or a siren in case of a break-in.

The product is an adaptable security module with microprocessors that prevents electrical current from being delivered through the vehicle's starter solenoid. An enhanced version was introduced by USSC in early 2002, allowing USSC to market both the basic unit and the new "proximity transponder" version. Once the enhanced version is wired into a vehicle's power door locks, the customer can automatically unlock the vehicle's doors without pressing any buttons. This gives the customer not only the security feature of the basic version, but also hands-free convenience.


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USSC has also developed a version which can be installed onto motorcycles. The motorcycle application operates in the same manner as the automobile application, however, the system is specially engineered to withstand greater levels of vibration, moisture exposure, and temperature fluctuations.

SALES AND DISTRIBUTION. USSC is attempting to penetrate two distinct markets: the traditional "mobile electronics" market segment and the non-traditional "bolt-on" segment. With this sales and distribution strategy in place, USSC believes it will be able to seriously penetrate the market and increase sales provided it can find additional financing.

In September of 2000, Ultimate began product shipments, sales channel development and retail dealer acquisition activities. From then until now, both retail and wholesale price points have been verified. To strengthen the sales operation, USSC hired a 25-year sales and marketing veteran of the mobile electronic industry in July 2002. There are now 35 sales representatives, from 18 independent manufacturers' sales representative firms, covering about 80 percent of the United States market in the mobile electronics market segment. In June of 2002, USSC added another marketing veteran for the "bolt-on" market segment. There are now over 50 independent manufacturers' sales representatives in this market segment.

COMPETITION. Powerlock(TM) approaches vehicle security from a different point of view and different technology from its competitors. When it comes to immobilizing the starter, the Powerlock(TM) uses a protective device which covers the starter solenoid (the electrical portion) and makes it impossible to start the engine. In addition, the Powerlock(TM) becomes part of the starter and USSC believes the unit cannot be removed. Specific competitors include: Directed Electronics, maker of the Viper product; Clifford security systems; Omega security systems; Audiovox, maker of the Prestige product; Lojack, maker of the Lojack system; Magnadyne security systems; and Omega, which makes the Excaliber system. All of these competitors use standard relays, located under the dash or in the engine compartment that are hot-wired around.

Powerlock(TM) is a digitally encoded proprietary system that USSC believes is impossible to hot-wire around. USSC also believes that it is impossible to code grab or reproduce the digital encryption. USSC believes that only Powerlock(TM) features a patented, fault-proof design that cannot be circumvented. Even if a thief removes the vehicle's battery, cuts or jumps any electrical wires or removes the system control unit, the vehicle still won't start.

Management believes that the Powerlock(TM) product can compete and surpass the competition because Powerlock(TM) is a "breakthrough" product in that it is not vulnerable to "hot wiring" as are all most other vehicle security products. Powerlock(TM), which arms passively, will not allow a casual or professional thief to "hot-wire" the vehicle. Because the vehicle cannot be started, it cannot be hot-wired by simply circumventing the device. By contrast, competitive products that claim immunity to theft all can be hot-wired. USSC believes that even those competing products that claim to immobilize the engine, or kill the ignition switch, are vulnerable to professional thieves who can "hot-wire" a vehicle in seconds.

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INTELLECTUAL PROPERTY. The Powerlock(TM) is patented both in the United States
(domestic patent #5,548,164) and overseas (international patent #6,351,209). USSC has also obtained a federal trademark for the name "Powerlock".

MANUFACTURING. The following companies provide raw materials and manufacturing services to USSC: Benson Precision Machining; Digi-Key; Mammoth Products, Inc.; Mouser Electronics; Grizzle & Hunter Plastic, LLC.

RESEARCH AND DEVELOPMENT. Research and development of the Powerlock(TM) is essentially complete, although USSC intends to continue to make improvements. Research and development expenses in 2002 and 2001 were approximately $12,500 and $42,000, respectively. USSC's management estimates that expenses for research and development in the next twelve months will be approximately $98,000 which expenses will encompass engineering fees, product improvements, new product development.

EMPLOYEES. As of June 30, 2003, USSC had 5 full time and 1 part time employees. James Cooper entered into an employment agreement with USSC. Other than Mr. Cooper, all other employees are "at-will". USSC primarily uses independent contractors for sales and marketing services.

SALES AND MARKETING. To date, USSC's sales and marketing campaign has consisted of a public relations campaign supported by targeted advertising, point-of-purchase and sales collateral materials. USSC believes that the public relations campaign in that potential customers have visited USSC's website. Moreover, USSC has received telephone calls to its toll-free number. USSC has also advertised in magazines distributed by the Mobile Electronics Retailer Association and the Specialty Equipment Market Association. Such advertisements have generated dealer inquiries.

Following the consummation of the merger, USSC will seek funding to expand its sales and marketing activities. There is no guarantee that such funding will be available. Assuming it is available, the sales and marketing plan will focus on four areas: (i) an enhanced integrated advertising and public relations program;
(ii) additions to the USSC sales staff to strengthen the dealer network and manufacturers sales representative network; (iii) increased penetration of retailers with all products; and (iv) the introduction of products for the heavy construction equipment market and the motorcycle market.

FACILITIES. USSC's executive offices are located at 18271 West McDurmott, Suite F, Irvine, California 92614 and the telephone number is 800-689-8004. USSC currently leases those facilities for $2,608 a month pursuant to a lease with a 3 year term.

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USSC's assembly facilities are located at 18226 McDurmott, Suite C, Irvine,
California 92614. USSC leases its assembly facilities for $1,560 a month pursuant to a 2 year lease.

LEGAL PROCEEDINGS. None.

MARKET FOR COMMON STOCK AND RELATED MATTERS. USSC's stock is not publicly traded nor is USSC's stock eligible for quotation on the over-the-counter bulletin board maintained by the NASD or any other electronic quotation system.

DIVIDENDS. USSC has not declared any cash dividends on its common stock in the last two fiscal years or at any time thereafter.

HOLDERS OF COMMON STOCK. As of July 24, 2003, there were approximately 405 holders of record of USSC's common stock. Pursuant to the merger, all USSC shareholders will become IMNT shareholders. Holders of Preferred Stock. As of July 24, 2003, there were approximately 364 holders of record of USSC's Series A Convertible Preferred Stock and 266 holders of USSC's Series B Convertible Preferred Stock. Pursuant to the merger, all USSC shareholders will become IMNT shareholders. The certificates of designations for the Series A and Series B preferred stock are attached hereto as Exhibits 4.1 and 4.2, respectively. Under the terms and conditions of the private placement memoranda for the USSC Series A and Series B Preferred Stock, shareholders holding USSC Series A and Series B Preferred Shares have the right to tender their shares to USSC for redemption. Such redemption right begins 3 years after purchase of the preferred shares and continues until USSC's stock is eligible for quotation on the Over-the-Counter Bulletin Board or equivalent quotation medium or other exchange. At June 30, 2003, USSC's redemption liability, assuming every USSC preferred shareholder with the right to redeem validly exercised such right, amounted to approximately $8,640,020. As of July 24, 2003, USSC had received 2 requests for redemption.

  USSC MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION FOLLOWING THE
                           CONSUMMATION OF THE MERGER

The following discussion and analysis of USSC's financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto appearing elsewhere in this information statement/prospectus.

YEAR-END RESULTS OF OPERATIONS

2002 COMPARED TO 2001. During the year ended December 31, 2002, USSC had revenues of $89,588, compared to $102,541 for the year ended December 31, 2001. The decrease in revenues was due to the loss of a sales manager in 2002 and the inexperience of USSC's sales staff.

Cost of revenue was $55,025 in 2002, compared to cost of revenue of $59,854 in 2001.


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Research and development cost, specifically, engineering costs, decreased from
$41,797 in 2001 to $12,565 in 2002 due to a reduction in research activities undertaken related to the Powerlock(TM). Specifically, most of the refinement of the Powerlock(TM) product occurred in 2001.

Selling, general and administrative expenses decreased from $904,585 in 2001 to $756,973 in 2002. This decrease in 2002 was the result of reduced costs associated with public relations, office expenses, trade shows and other selling expenses. However, the following costs increased in 2002 from 2001: rent and office expenses.

Product Development costs decreased from $314,765 in 2001 to $162,697 primarily due to USSC's new marketing manager setting fewer milestones for brand recognition during his break-in period. As a result of the foregoing, the net loss decreased from $1,153,495 in 2001 to $886,979 in 2002.

YEAR-END LIQUIDITY AND CAPITAL RESOURCES

Historically, USSC has been unable to finance its operations from cash flows from operating activities. As of December 31, 2002, USSC had cash and cash equivalents of $1,270,530. During 2002 and 2003, USSC obtained financing through the sale of its preferred stock, but has no other plans for its continued financing. USSC believes based on its current budget and sales that it will be able to pay its expenses for the next year.

Cash flows provided by financing activities increased from $513,022 during 2001 to $1,531,840 during 2002. The cash from financing activities in 2001 and 2002 resulted from the sale of USSC preferred stock, both Series A and Series B.

The financial statements of USSC for 2002 have been prepared on the assumption that it will continue as a going concern. USSC's independent public accountants have issued their report dated April 10, 2003, that includes an explanatory paragraph stating that USSC's recurring losses, among other things, raise substantial doubt about USSC's ability to continue as a going concern.

USSC FIRST-QUARTER RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2003 WITH THE THREE MONTHS ENDED MARCH 31, 2002. During the three months ended March 31, 2003, USSC had revenues of $7,428, compared to $26,351 for the comparable three-month period in 2002. The decrease in sales was due to uncertain geopolitical and economic conditions triggered, in part, by adverse political events as automobile aftermarket dealerships were reluctant to add to inventory.

Cost of sales was $3,462 for the three months ended March 31, 2003, compared to $16,546 for the same period in 2002. Cost of revenues as a percentage of sales was 46.6% during the three months ended March 31, 2003 compared to 62.8% during the corresponding period in 2002. This decrease in cost of sales reflected both a decrease in products manufactured for sale as well as the results of a labor training initiative. The training improved the manufacturing cost structure.


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Total selling expenses were $156,012 for the three-month period ended March 31,
2003, compared to $169,318 for the three month period ended March 31, 2002. The relatively static selling expenses reflected a continuation of the same level of selling activity. An increased emphasis on trade shows was offset by a reduction in technical representative salaries.

General and administrative expenses were $91,642 for the three-month period ended March 31, 2003, compared to $66,483 for the comparable period in 2002. The increase was primarily due to labor costs for engineering changes to circuit boards of the anti-theft device.

During the three months ended March 31, 2003, USSC had a net loss of $244,440 compared to a net loss of $226,713 for the three months ended March 31, 2002. This increase in the net loss was attributable primarily to a decrease in sales.

USSC FIRST-QUARTER LIQUIDITY AND CAPITAL RESOURCES

Historically, USSC has been unable to finance its operations from cash flows from operating activities. As of March 31, 2003, it had cash of $1,279,588. USSC intends to carefully control its use of cash for the balance of 2003. As a long-term matter, USSC will require additional financing to maintain operations. USSC believes based on its current cash reserves and its current budget and sales that it will be able to pay its expenses for the next year.

In the first three months of 2003, USSC had a net increase in cash and cash equivalents of $9,058 compared to a net decrease in cash and cash equivalents in the same period of 2002 of $25,520. The increase in cash was the result of a sale of preferred stock, the net proceeds of which was in excess of cash used in operating activities.

USSC decreased its cash flows used in operations from $270,744 in the first three months of 2002 to $250,476 in the same period in 2003 due to the operating loss being more than offset by higher receivable collections, reduction in inventory purchases and stabilization of accrued interest.

Cash flows provided by financing activities increased from $245,224 during the first three months of 2002 to $259,534 in the same period in 2003. The cash flows from financing activities during the first three months of 2003 resulted from the sale of USSC Series B preferred stock.

          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

None.


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                   IMMUNOTECHNOLOGY CORPORATION ANNUAL REPORT

This information statement/prospectus is accompanied by a copy of IMNT's annual report on Form 10-KSB for the fiscal year ended December 31, 2002 and quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2003.

                                  OTHER MATTERS

IMNT does not intend to hold an annual meeting prior to the scheduled completion of the merger. If the merger is not completed and IMNT does hold an annual meeting, IMNT will notify you of such meeting, including the date on which shareholder proposals must be received at IMNT's executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock registered hereby will be passed upon for IMNT by John C. Thompson, LLC located in Salt Lake City, Utah.
                                     EXPERTS

The financial statements of IMNT incorporated in this information statement/prospectus by reference from IMNT's annual report on Form 10-KSB for IMNT's fiscal year end of June 30, 2002 have been audited by Rose, Snyder & Jacobs, a corporation of certified public accountants, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of USSC for 2001 and 2002 included in this information statement/prospectus have been audited by John Kinross-Kennedy, Certified Public Accountant, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

IMNT and USSC have used and incorporated by reference "forward-looking statements" in this document. Words such as "will permit," "will afford," "believes," "expects," "may," "should," "projected," "contemplates," or "anticipates" may constitute forward-looking statements. These statements are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to risks and uncertainties that could cause our actual results to differ materially. IMNT and USSC have used these statements to describe their expectations and estimates in various sections of this document.

USSC and IMNT disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included in this document to reflect future events or developments, except as required by the federal securities laws. USSC's actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the factors listed in this paragraph. This list may not be exhaustive.

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                       WHERE YOU CAN FIND MORE INFORMATION

IMNT files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information IMNT files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The IMNT SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

IMNT has filed a registration statement on Form S-4 to register with the SEC the IMNT common stock to be issued to the holders of USSC capital stock in the merger. This document is a part of that registration statement and constitutes a prospectus of IMNT in addition to being an information statement of IMNT to advise IMNT shareholders as to vote, on the merger of USSC and IMNT, of IMNT shareholders which was taken by written consent without a meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that IMNT has previously filed with the SEC. These documents contain important information about IMNT, its finances and its capital stock.

                    IMMUNOTECHNOLOGY CORPORATION SEC FILINGS

- annual report on Form 10-KSB for the year ended June 30, 2002;

- annual report on Form 10-KSB for the year ended June 30, 2001;

- quarterly report on Form 10-QSB for the quarter ended March 31, 2003;

- quarterly report on Form 10-QSB for the quarter ended December 31, 2002; and

- quarterly report on Form 10-QSB for the quarter ended September 30, 2002.

If you are aN IMNT shareholder, IMNT may have sent you some of the documents incorporated by reference, but you can obtain any of them through IMNT or the SEC. You can obtain documents incorporated by reference from IMNT without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document.


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Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Immunotechnology Corporation
Attention: Mark Scharmann, president
1661 lakeview circle
Ogden, Utah 84403
Phone: 801.399.3632

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED JULY 24, 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF SHARES OF IMNT COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


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                                   APPENDIX A

                             262. APPRAISAL RIGHTS.
                                     TITLE 8
                                  CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

ss.262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258,ss.263 orss.264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

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                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand


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as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to


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withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior


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to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


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      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953,ss.262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186,ss.24; 57 Del.
Laws, c. 148,ss.ss.27-29; 59 Del. Laws, c. 106,ss.12; 60 Del. Laws, c.
371,ss.ss.3-12; 63 Del. Laws, c. 25,ss.14; 63 Del. Laws, c. 152,ss.ss.1, 2; 64
Del. Laws, c. 112,ss.ss.46-54; 66 Del. Laws, c. 136,ss.ss.30-32; 66 Del. Laws,
c. 352,ss.9; 67 Del. Laws, c. 376,ss.ss. 19, 20; 68 Del. Laws, c. 337,ss.ss.3,
4; 69 Del. Laws, c. 61,ss.10; 69 Del. Laws, c. 262,ss.ss.1-9; 70 Del. Laws, c.
79,ss.16; 70 Del. Laws, c. 186,ss.1; 70 Del. Laws, c. 299,ss.ss.2, 3; 70 Del.
Laws, c. 349,ss.22; 71 Del. Laws, c. 120,ss.15; 71 Del. Laws, c.
339,ss.ss.49-52; 73 Del. Laws, c. 82,ss.21.)



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                                   APPENDIX B

                           RIGHTS OF DISSENTING OWNERS
                        UNDER THE NEVADA REVISED STATUTES

SECTION 92A.300. DEFINITIONS.

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

SECTION 92A.305. "BENEFICIAL STOCKHOLDER" DEFINED.

"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

SECTION 92A.310. "CORPORATE ACTION" DEFINED.

"Corporate action" means the action of a domestic corporation.

SECTION 92A.315. "DISSENTER" DEFINED.

"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

SECTION 92A.320. "FAIR VALUE" DEFINED.

"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

SECTION 92A.325. "STOCKHOLDER" DEFINED.

"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

SECTION 92A.330. "STOCKHOLDER OF RECORD" DEFINED.

"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

SECTION 92A.335. "SUBJECT CORPORATION" DEFINED.

"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.


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SECTION 92A.340. COMPUTATION OF INTEREST.

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

SECTION 92A.350. RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP.

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

SECTION 92A.360. RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY.

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

SECTION 92A.370. RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.


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SECTION 92A.380. RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS
AND TO OBTAIN PAYMENT FOR SHARES.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;
or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

3. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

SECTION 92A.390. LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:


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(1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

(2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

SECTION 92A.400. LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

SECTION 92A.410. NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.


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2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

SECTION 92A.420. PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

SECTION 92A.430. DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

SECTION 92A.440. DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.


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1. A stockholder to whom a dissenter's notice is sent must:

(a) Demand payment;

(b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

SECTION 92A.450. UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

SECTION 92A.460. PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation's registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

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(b) A statement of the subject corporation's estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter's rights to demand payment under NRS 92A.480;
and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

SECTION 92A.470. PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

SECTION 92A.480. DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right
to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

SECTION 92A.490. LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.


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2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

SECTION 92A.500. LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or


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(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.


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                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

The IMNT Bylaws provide that IMNT shall, to the fullest extent to which it is empowered to do so by the Delaware General Corporation Law or any other applicable law, as may from time to time be in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of IMNT, or is or was serving at the request of IMNT as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed as part of this registration statement:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
2.1                   Agreement and Plan of Merger by and
                      between USSC and IMNT

3.1                   Articles of Incorporation of USSC

3.2                   Amendment to USSC Articles of Incorporation

3.3                   Amendment to USSC Articles of Incorporation

3.4                   Amendment to USSC Articles of Incorporation

3.5                   Amendment to USSC Articles of Incorporation

3.6                   Bylaws of USSC

3.7                   Certificate of Incorporation of IMNT and Related
                      Amendments *

3.8                   Bylaws of IMNT *

4.1 Certificate of Designations and Preferences for USSC Series A Convertible Preferred Stock

4.2 Certificate of Designations and Preferences for USSC Series B Convertible Preferred Stock


5.1 Legal Opinion of John Thompson regarding legality of shares being registered

10.1 Consulting and Acquisition Management Agreement between USSC and Shulman & Associates

10.2 Advisory Services Agreement between USSC and Stenton Leigh Business Resources, Inc.

10.3                  Employment Agreement between USSC and James Cooper

10.4                  Addendum to Cooper Employment Agreement

23.1                  Consent of John Kinross, CPA

23.2                  Consent of John Thompson (included as part of
                      Exhibit 5.1)

* Incorporated by reference from IMNT's registration statement on Form 10-SB filed on June 20, 1998
(b) The following financial statement schedules are filed as part of this registration statement.

None.

UNDERTAKINGS.

The undersigned registrant hereby undertakes as follows:

(1) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) to respond to requests for information that is incorporated by reference into the registration statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) to supply by means of a post-effective amendment all information concerning the Merger and related transactions of IMNT that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ogden, Utah on this 7th day of August 2003.
                          IMMUNOTECHNOLOGY CORPORATION


                   By: /s/  Mark Scharmann
                       --------------------------------------
                       Mark Scharmann
                       President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  Mark Scharmann                                      Dated: August 7, 2003
-----------------------------------
Mark A. Scharmann
President and a director


/s/ Dan Price                                            Dated: August 7, 2003
-----------------------------------
Dan Price
Secretary, treasurer and a director

                              FINANCIAL STATEMENTS




                     ULTIMATE SECURITY SYSTEMS CORPORATION
                          AUDITED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001





















                              John Kinross-Kennedy
                           Certified Public Accountant
                          4921 Birch Street, Suite 110
                             Newport Beach, CA 92660
                       Tel (949)399-2824 Fax (949)724-3812
                              jkinross@zamucen.com

                              JOHN KINROSS-KENNEDY
                           CERTIFIED PUBLIC ACCOUNTANT
                          4921 BIRCH STREET, SUITE 110
                             NEWPORT BEACH, CA 92660
                      TEL (949) 399-2824 FAX (949)724-3817
                              jkinross@zamucen.com
-------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Ultimate Security Systems Corporation
18271 West McDurmott, Suite F
Irvine, CA  92614

I have audited the accompanying balance sheet of Ultimate Security Systems Corporation as of December 31, 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ultimate Security Systems Corporation as of December 31, 2001 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles generally accepted in the United States of America.

My audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying information under title Supplemental Information is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the procedures applied in the audit of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 7 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Kinross-Kennedy
April 9, 2003

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                                  BALANCE SHEET
                                DECEMBER 31, 2001



                                     ASSETS
                                     ------

Current Assets:
                  Cash and Cash Equivalents                                                  $      627,626
                  Accounts Receivable                                                                46,111
                  Inventories                                                                        18,087
                                                                                             ---------------
                               Total Current Assets                                                           $        691,824
                                                                                                              ----------------


Total Assets                                                                                                  $        691,824
                                                                                                              ================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
                  Accrued Interest                                                           $        48,647
                                                                                             ---------------
                               Total Current Liabilities                                                      $         48,647

Note Payable                                                                                                            50,000

Stockholders' Equity:
                  Preferred Stock, Series A, $.01 par value; 7,000,000 shares
                  authorized; 6,483,664 shares issued and outstanding                        $        64,837

                  Preferred Stock, Series B, $.01 par value; 5,000,000 shares
                  authorized; 242,750 shares issued and outstanding                                    2,428

                  Common Stock, $.01 par value; 50,000,000 shares authorized;
                  9,235,688 shares issued and outstanding                                             92,357

                  Contributed Capital                                                              2,327,942

                  Deficit accumulated during the development stage                                  (740,892)

                  Deficit accumulated - post development stage                                    (1,153,495)
                                                                                             ---------------

                               Total Stockholders' Equity                                                              593,177
                                                                                                              ----------------

Total Liabilities and Stockholders' Equity                                                                    $        691,824
                                                                                                              ================




    The accompanying notes are an integral part of these financial statements

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001




Net Sales                                                         $    102,541

Costs and Expenses:

              Cost of Sales                         $   59,854
              Product Development Costs                314,765
              Selling Expenses                         613,817
              General and Administrative Expenses      290,768       1,279,204
                                                    ----------    ------------

(Loss) from Operations                                              (1,176,663)

Other Income (Expense):

              Interest Income                       $   27,348
              Interest Expense                          (4,180)         23,168
                                                    ----------    ------------

Net Loss                                                          $ (1,153,495)
                                                                  ============





   The accompanying notes are an integral part of these financial statements

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001




Cash Flows from Operating Activities:
-------------------------------------

              Net Loss from operations                                                     $   (1,153,495)
              Adjustments to reconcile net loss to net cash
                 used in operating activities:
                 Changes in assets and liabilities:
                    Accounts Receivable                                                           (32,616)
                    Inventories                                                                   (12,183)
                    Accrued Interest                                                               21,647
                                                                                           ---------------
                       Net cash used in operating activities                                                 $    (1,176,647)

Cash Flows from Financing Activities:

              Net proceeds from sale of stock                                                     513,022
                                                                                           ---------------
                       Net cash provided by financing activities                                                     513,022
                                                                                                             ---------------

Net decrease in cash and cash equivalents                                                                           (663,625)

Cash and cash equivalents, December 31, 2000                                                                       1,291,251
                                                                                                             ---------------
Cash and cash equivalents, December 31, 2001                                                                 $       627,626
                                                                                                             ===============




    The accompanying notes are an integral part of these financial statements

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                               PREFERRED         PREFERRED
                           COMMON                STOCK             STOCK                     ACCUMULATED    DEFICIT
                            STOCK              SERIES A           SERIES B                    DEFICIT        POST          TOTAL
                     -------------------- ------------------- ----------------- CONTRIBUTED  DEVELOPMENT  DEVELOPMENT  STOCKHOLDERS
                      Shares       $$       Shares      $$     Shares     $$      CAPITAL       STAGE        STAGE        EQUITY
                     ---------  --------- ---------- -------- -------- -------- ----------- ------------  ------------ -------------
Balance - December
31, 2000             8,477,498  $ 84,775   5,931,884 $ 59,319       -  $      - $ 1,823,578  $ (740,892)   $        -  $  1,226,780

Sale of Series A
Preferred Stock                              551,780    5,518                       546,262                            $    551,780

Sale of Series B
Preferred Stock                                                242,750    2,428     240,323                            $    242,751

Exercised Series A
Warrants               758,190     7,582                                            360,243                            $    367,825

Costs related to
sale of Series A                                                                   (464,215)                           $   (464,215)

Costs related to
sale of Series B                                                                   (178,249)                           $   (178,249)

Net Loss December
31, 2001                                                                                                   (1,153,495) $ (1,153,495)
------------------   --------- ---------- ---------- -------- -------- -------- ----------- ------------  ------------ -------------

Balance - December
31, 2001                        $ 92,357             $ 64,837          $  2,428 $ 2,327,942  $ (740,892)  $(1,153,495) $    593,177
                               ==========            ========          ======== =========== ============  ============ =============
                     9,235,688             6,483,664           242,750
                     =========            ==========          ========

Ultimate Security Systems Corporation
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2001


NOTE 1 - DESCRIPTION OF THE COMPANY

The Company's primary business is to develop, manufacture and market a vehicle anti-theft product that also has applications to the construction equipment market and the motorcycle market.

The Company is subject to certain risks including competition from larger, more established companies marketing anti-theft products, the Company's ability to obtain adequate financing to support growth, reliance upon key employees, and the ability to attract and retain additional qualified personnel.

NOTE 2 - HISTORY

The Company was incorporated on August 18, 1994. Since inception and through the period ending December 31, 1995, the Company's efforts were devoted primarily to an assessment of the automotive aftermarket and commercial truck market structures, an assessment of competitors and their products within those markets, pricing strategies of competitors, product attribute and positioning strategies of competitors, and an assessment of the technologies employed in competitive products.

During this same period, the Company began refining, with various industry sources, experts and consultants with industry knowledge and experience, competitive strategies for positioning its products, undertook product refinements and enhancements, and began to focus its efforts on securing manufacturer representatives for product representation, developing joint ventures, securing third party product endorsements, and securing financing to begin commercialization of its products.

In 1996, the Company received its first patent, assigned from a founding member, covering the automotive anti-theft and anti-carjacking products. During the year, the company also filed a Continuation-In-Part to expand its patent coverage and to include product enhancements and refinements. In this same year, the Company initiated international patent filings.

During this same year, the Company's efforts were primarily devoted to obtaining financing to begin commercialization of the Company's products in addition to the activities from the prior year. In the second quarter of 1996, the Company entered into a distribution agreement for the Los Angeles, California area and shortly thereafter, obtained financing to begin a limited introduction of its automotive aftermarket products for this region. A final assembly facility was set up in Manafee, Riverside County, California at a rental of $510 per month.

In 1997, the Company's efforts were devoted to obtaining additional financing for production and commercialization of the Company's products. This was in conjunction with the development of selling and marketing collateral for product introduction into the Los Angeles, California region. During this period, product development for commercialization and production of the automotive and commercial truck products yielded significant refinements in product design and manufacturability, as well as significant reductions in product costs.

The Company's efforts in 1998 were a continuation of those from the prior year. In the second quarter of this year, the Company entered into another distribution agreement that is national in scope.

In 1999, the Company continued its efforts from the prior year. During this period, limited trade advertising commenced together with limited specialty consumer public relations efforts.

In 2000, the Company continued its efforts from the prior years. During this period, trade advertising for the acquisition of additional authorized retail dealers and manufacturers representative firms was increased together with the expansion of specialty consumer advertising and public relations efforts. In the second quarter, the Company commenced shipments of its product to dealers to fill retail sales orders. Sales was $19,286, representing 162 units.

In 2001 the Company continued trade advertising and brand-building and expanded the dealer network. Sales were $102,541, representing 922 units.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company ceased being a Development Stage Enterprise on January 1, 2001, having concluded the principal activities attributed to a Development Stage Enterprise outlined in FAS 7. The company concluded the third round of capital acquisition, and management considers this function a periodic activity not associated with a Development Stage Enterprise. Revenue is not yet to the point of covering annual deficit, but considered significant, which places the company beyond a Development Stage Enterprise.

The accompanying audited financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments necessary for a fair presentation of the financial statements have been included, and all adjustments are of a normal and recurring nature.

RECLASSIFICATIONS

Certain prior years' balance sheets have been reclassified to conform to the current year's presentation. Other Liabilities and Selling Costs in the 1999 financial statements were reclassified to Product Development Costs.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

The company has had insufficient credit loss experience to formulate an allowance for credit losses.

INVENTORIES

Inventories are stated at the lower of cost or market, using the first-in-first-out method. Provisions are made, when required, to reduce excess and obsolete inventory to their estimated realizable values. Impaired inventory is first subjected to a re-manufacturing process. Non-Marketable inventory is written down and salvaged if possible as non working samples. Inventories at December 31, 2001 and 2000:

                                    2001                 2000
                               ----------------  -----------------
Components                       $      6,240      $        3,301
Materials & Supplies                    1,860                 903
Work In Process                           520                 460
Finished Goods                          9,467               1,240
                               ----------------  -----------------
                                 $     18,087      $       5,904

Limited manufacturing commenced in 1998 for demonstration products and in anticipation of sales. Finished units are furnished to both current and potential authorized dealers for evaluation, for display, or for installation on "project" vehicles, and to selling representatives. These units are charged to selling expense and removed from inventory. For the year ended December 31, 2001, the number of units and amounts charged to selling expenses were 159 and $9,331 respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 1999, The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB 101 did not have a material effect on the Company's financial position or results of operations.

REVENUE RECOGNITION

Revenues from the sale of anti-theft products are recognized upon shipment of goods in response to purchase order or sales contract. Any payments received prior to revenue recognition are recorded as as deferred revenue. The Company generally does not grant to its customers any rights to return products.

The normal distribution channel is through distributors. Product revenues from sales to distributors are recognized upon shipment of goods in response to purchase order or sales contract.

Product sales through manufacturer's representatives and sales agents are accomplished though drop shipments. Revenue is recognized in the usual way when the product is shipped to the customer. Commissions are paid on net invoice collected.

COST OF SALES

Cost of Sales consists of product component costs and assembly labor:

                                          2001            2000
                                    --------------   --------------
Direct component costs              $      56,478    $      10,561
Assembly labor                              3,376            1,384
                                    -------------    --------------
                                    $      59,854    $      11,945

In the first year of sales, 2000, Cost of Sales represented 61.9% of Sales, and in 2001, 58.3%. The cost of sales percentage planned by the third year of sales is 52%. As sales increase, additional labor will be hired from a plentiful supply of skilled assembly labor in Orange County. Labor inefficiencies are expected to rapidly decline as new hires are put through a training program. Component costs were higher than planned, because quantity discounts were not realized at the minimal level of sales achieved. As sales increase, price breaks will be negotiated on component purchases. The facility has the capability of expanding production to 60,000 units annually.

SELLING EXPENSES
                                         2001                   2000
                                    ----------------      ----------------

                                     $     613,817          $     374,765

Selling Expenses consist mainly of marketing-related salaries and advertising. Other marketing related expenses include public relations, printing, trade shows and sample units. The increase from year to year matches the increase in sales. The scale of Selling Expenses was many more times net revenue in this second sales year. This was the result of the company's aggressive brand-building, promoting the product in the automobile after-market industry. The company anticipates that Selling Expenses will increase on an annual basis as it continues to pursue a brand-building strategy through advertising, distribution and an expanded sales force.

ADVERTISING COSTS

Advertising consisted of display ads in trade magazines. The balance was in promotional activities such as participation in car shows and advertising in magazines that distributors patronize such as Hot Rod and Power Tour.

WARRANTY EXPENSE

The company warrants its product against defects to the original purchaser still owning the auto that was originally fitted. Repair or replacement is at no charge. The Company warrants the performance of the product to the extent that, should the device be overcome and the vehicle stolen and not recovered, the insurance deductible is refunded to a limit of $10,000. There is insufficient warranty loss experience to establish an allowance for warranty costs. Warranty costs in 2001 of $4,437 were due to accommodating dealer returns following improper installations.

COMPREHENSIVE INCOME

In June, 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and presentation of comprehensive income. SFAS 130 defines comprehensive income as the changes in equity (net assets) in a period, except those resulting from stockholder transactions. Comprehensive income (loss) for the years ended December 31, 1999 and 2000 approximated net income (loss).

EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the average number of common shares outstanding during the period. Diluted earnings per share takes into consideration the potentially dilutive effect of common stock equivalents, such as outstanding convertible preferred stock and warrants, that if exercised or converted into common stock would then share in the earnings of the company.

In accordance with SFAS No. 128, "Earnings Per Share", basic net income (loss) per common share has been calculated using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. For the years ended December 31, 2001 and 2000, the Company has excluded all convertible preferred stock and outstanding warrants from the calculation of diluted net loss per common share, because all such securities are antidilutive for those periods. The total number of shares excluded from the calculations of diluted net loss per common share were 19,510,992 and 17,795,652, respectively. Basic earnings per share for the years ended December 31, 2000 and 1999 was computed as follows:

                                                 2001                2000
                                            -------------       -------------
Net Loss                                    $ (1,153,495)       $   (613,763)


Average shares outstanding - basic             8,856,593           8,477,498

Earnings Per share - basic                  $      -0.13        $      -0.07

Antidilutive securities not included:
         Preferred Stock                      13,007,328          11,863,768
                                            ============        ============

         Warrants                              6,503,664           5,931,884
                                            ============        ============

NOTE 4 - BALANCE SHEET COMPONENTS

Accounts Receivable
                                    2001               2000
                               --------------     -------------
                               $     46,111       $     13,495

Accounts Receivable as at December 31, 2001 were collected subsequently. No allowance for doubtful accounts was made.

Note Payable

Note Payable consists of a Note in the amount of $50,000. The Note carries a cumulative interest rate of 12% per annum on any outstanding balance. The outstanding balance as of December 31, 2001 and 2000 was as follows:

                                    2001               2000
                               --------------     -------------
                               $     50,000       $     50,000

The Note has no current portion. It must be retired by special payments that begin when product revenues begin and are in addition to interest. The note also retains the right to participation in revenues to certain limits, following retirement of the note. The three levels of payments are sequential:

a) Retirement of the note: $10 for each unit sold until the amount of the Note is retired, then;

b) Participation in revenue: $5 for each unit sold until the original amount of the note is again realized, then;

c) Participation in revenue: 1% of the Company's gross revenues for a period of ten years after conditions a) and b) have been met.

NOTE 5 - STOCKHOLDERS' EQUITY

CAPITAL STOCK

The company was incorporated in Nevada on August 18, 1994 with 10,000,000 common shares authorized of no par value. On April 3, 1995, the Company's Board of Directors approved amending the Company's Articles of Incorporation to:

     a) increase the number of authorized common shares to 20,000,000 with a par value of $.01;
     b) authorize 5,000,000 shares of preferred stock Series A with $.01 par value.

The certificate amending Articles of Incorporation was ultimately filed in 1997.

The Company's Board of Directors also approved the issuance of up to 3,000,000 shares of common stock for sale to certain investors through a Regulation D, Rule 504 Offering in an aggregate amount not exceeding $1,000,000.

In August of 1997, the Company sold 265,498 shares of common stock pursuant to a Regulation D, Rule 504 Offering. The Company also issued 180,000 shares of common stock for certain legal and administrative costs incurred in conjunction with the Offering. Other costs associated with the Offering are charged to "Capital in excess of par value." Proceeds of the sale of stock were used primarily for Product Development and the balance for General &Administrative Expenses.

On September 6, 2000, the Company's Board of Directors approved amending the Company's Articles of Incorporation to:

     a) increase the number of authorized common shares to 50,000,000 with a par value of $.01 and;
     b) increase the number of authorized preferred shares to 6,000,000 with $.01 par value.

The effect of this amendment has been presented retroactively to the date of inception in the accompanying financial statements. On September 6, 2000, the Company's Board of Directors also approved the sale of an additional 3 million shares of preferred stock through the Private Placement Regulation D, Rule 506 Offering. The proceeds were used for Product Development. As of December 31, 2000, the Company had sold 5,444,884 shares of preferred stock. Legal, printing, distribution, marketing and related costs associated with the Preferred Stock Offering are charged to "Capital in excess of par value."

In 2001, 758,190 common shares were sold for $367,825, the proceeds of which were used for Selling Expenses and Product Development Costs.

Convertible Preferred Stock, Series A
                                                            2001         2000
                                                          ---------   ----------
         Authorized - 6,000,000
         Outstanding - 6,483,664 issued and outstanding   $  64,837    $ 59,319
..

In August of 1999, the Company's Board of Directors approved the sale of 3 million shares of preferred stock through a Private Placement Regulation D, Rule 506 Offering. The shares are offered for $1.00 a share with a par value of $0.01 and a cumulative 14% per annum dividend rate. The preferred shares carry a mandatory redemption by the Company at a rate of $2.00 for each preferred share within thirty-six months of the subscription date, unless the Company first causes the common stock of the Company to be listed on a stock exchange. In the latter event, the preferred shares are converted to two shares of common stock for each share of preferred stock. The company anticipates listing on a stock exchange prior to the mandatory redemption date. Stock dividends will be paid in common stock.

As of December 31, 1999, the Company had sold 237,000 shares of preferred stock and by December 31, 2000, 5,931,884 preferred shares. Legal, printing, distribution, marketing and related costs associated with the Preferred Stock Offering are charged to "Capital in excess of par value."

On September 6, 2000 the Company's Board of Directors approved an increase in the number of Series A Preferred Stock to 5,000,000. The Board authorized a further increase of 1,000,000 to 6,000,000 in December 2000, formalized by an amendment to the Articles of Incorporation on March 12, 2001. As of December 31, 2000 the company had sold 5,694,884 preferred shares Series A and by December 31, 2001, a further 551,780 preferred shares Series A, proceeds being used for General and Administrative expenses and Product Development Costs.

Additionally, each preferred share Series A carries a warrant to purchase one share of the Company's common stock for $0.50 a share.

CONVERTIBLE PREFERRED STOCK, SERIES B
                                                             2001       2000
                                                         ----------- ----------
         Authorized -  5,000,000
         Outstanding - 242,750 issued and outstanding    $    2,428   $     0

On November 22, 2001, the Company's Board of Directors approved amending the Articles of Incorporation to authorize 5,000,000 share of Series B preferred Stock with a par value of $0.01. The rights, privileges and terms of the Series B are the same as Series A. One warrant is attached to each Series B preferred share. 242,750 Series B preferred shares were sold in 2001.

WARRANTS

One warrant is attached to each share of Preferred Stock, entitling the stockholder to purchase one share of the Company's common stock at an exercise price of $0.50 per share (Series A) and $1.00 per share (Series B). Warrants are exercisable for a period of three years from first issue, or one year from the date the Company's common stock is quoted on the Over-The-Counter Bulletin Board or a similar electronic quotation system or stock exchange. Warrants are cancelled in the event that the Preferred Shares to which warrants are attached are redeemed. There is no provision for detaching the warrants from the stock and they are not separately valued. In 2001, 758,190 A warrants were exercised for an equal number of common shares.

STOCK-BASED COMPENSATION

The company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Each of the four founders of the Company was issued 2,000,000 shares individually in 1995 for the cost of certain technologies and marketing costs incorporated into the Company's products. Each of the four contributed an approximately equal share in their respective areas. Founder Alan McDougal was issued his stock in return for developing the company's anti-theft device to the patent stage. He shortly thereafter resigned from the corporation and from his interest in the patent. He transferred his stock equally among the other three founders.

Stockholder / Position     Stock Issued for:         Shares           Value
----------------------  -----------------------  ---------------  -------------

Alan MacDougall          Patent development      2,000,000 shares  $   50,000
(Assigned his shares
to the other three)

John Hilliard
Inventor of patented auto
anti-theft technology.
                         Design and development  2,000,000 shares  $   50,000
                         cost
Mike Rasmovitch
Sales and Marketing.
                         Design and engineering  2,000,000 shares  $   50,000
                         costs
James K. Cooper
Operations.
                         Non accountable
                         marketing costs         2,000,000 shares  $   50,000
                         Mobilization costs
                                                 ---------------   ------------
                                                 8,000,000 shares  $  200,000
                                                 ---------------   ------------

The value of the non-monetary exchange was determined in accordance with APB-29, as modified by FASB Interpretation No. 30. Consideration given as the measure of value could not be determined with any accuracy. The consideration received, stock, had no recognizable market to establish fair market value. The par value of the stock was used as a surrogate for value, on the assumption that the exchange was a reciprocal transfer of equal value.


NOTE 6 - COMMITMENTS

LEASES

The Company's rented property in Costa Mesa and Riverside County is rented on a month to month basis.

NOTE PAYABLE

The $50,000 Note Payable described in Note 4 requires a commitment of payments based upon revenue. The note must be retired by special payments that begin when product revenues begin and are in addition to interest. The note also retains the right to participation in revenues to certain limits, following retirement of the note. The three levels of payments are sequential:

d) Retirement of the note: $10 for each unit sold until the amount of the Note is retired, then;

e) Participation in revenue: $5 for each unit sold until the original amount of the note is again realized, then;

f) Participation in revenue: 1% of the Company's gross revenues for a period of ten years after conditions a) and b) have been met.

                          AUDITED FINANCIAL STATEMENTS
















                      ULTIMATE SECURITY SYSTEMS CORPORATION
                                DECEMBER 31, 2002

                             JOHN KINROSS-KENNEDY
                           CERTIFIED PUBLIC ACCOUNTANT
                          4921 BIRCH STREET, SUITE 110
                             NEWPORT BEACH, CA 92660
                      TEL (949) 399-2824 FAX (949)724-3812
                              jkinross@zamucen.com
-------------------------------------------------------------------------------

Board of Directors
Ultimate Security Systems Corporation
Irvine, California  92614

I have audited the accompanying balance sheets of Ultimate Security Systems Corporation as of December 31, 2002 and December 31, 2001, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I have conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of Ultimate Security Systems Corporation as at December 31, 2002 and December 31, 2001 and the results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 7 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

April 10, 2003

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                          AUDITED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002























                              John Kinross-Kennedy
                           Certified Public Accountant
                          4921 Birch Street, Suite 110
                             Newport Beach, CA 92660
                       Tel (949)399-2824 Fax (949)724-3812
                              jkinross@zamucen.com

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                                  BALANCE SHEET
                                DECEMBER 31, 2002

                       (See Independent Auditor's Report)

                                     ASSETS
                                     ------
Current Assets:
                  Cash                                                             $    1,270,530
                  Accounts Receivable                                                      13,504
                  Inventories                                                              41,184
                                                                                   ---------------
                               Total Current Assets                                                  $     1,325,218
                                                                                                     ----------------


Total Assets                                                                                         $     1,325,218
                                                                                                     ================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current Liabilities:
                  Accrued Interest                                                 $       37,180
                                                                                   ---------------
                               Total Current Liabilities                                             $        37,180

Note Payable                                                                                                  50,000

Stockholders' Equity:
                  Preferred Stock, Series A, $.01 par value; 8,000,000 shares
                  authorized; 7,269,414 shares issued and outstanding              $       72,695

                  Preferred Stock, Series B, $.01 par value; 5,000,000 shares
                  authorized; 3,056,979 shares issued and outstanding                      30,570

                  Common Stock, $.01 par value; 50,000,000 shares authorized;
                  9,625,892 shares issued and outstanding                                  96,259

                  Contributed Capital                                                   3,846,547

                  Deficit accumulated during the development stage                       (740,892)

                  Deficit accumulated - post development stage                         (2,040,474)

                  Treasury Stock, at cost, 2,666,666 shares of common stock               (26,667)
                                                                                   ---------------

                               Total Stockholders' Equity                                                  1,238,038
                                                                                                     ----------------

Total Liabilities and Stockholders' Equity                                                           $     1,325,218
                                                                                                     ================




    The accompanying notes are an integral part of these financial statements

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                             STATEMENT OF OPERATIONS
              FOR THE TWELVE MONTH PERIOD ENDING DECEMBER 31, 2002

                       (See Independent Auditor's Report)



Net Sales                                                                               $      89,588

Costs and Expenses:

              Cost of Sales                                               $55,025
              Product Development Costs                                   162,697
              Selling Expenses                                            467,676
              General and Administrative Expenses                         289,297             974,695
                                                                     -------------      --------------

Income (Loss) from Operations                                                                (885,107)

Other Income (Expense):

              Interest Income                                        $      4,128
              Interest Expense                                             (6,000)             (1,872)
                                                                     -------------      --------------

Income (Loss) before provision for income taxes                                              (886,979)

Provision for Income Taxes                                                                          -
                                                                                        --------------

Net Loss during the development stage                                                   $    (886,979)
                                                                                        ==============

Basic Earnings (Loss) per Common share                                                          (0.09)

Diluted Earnings (Loss) per Common Share                                                        (0.03)

Weighted Average Common shares Outstanding                                                  9,430,790

Weighted Average Conmmon Shares Outstanding, assuming Dilution                             34,251,810





    The accompanying notes are an integral part of these financial statements

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                             STATEMENT OF CASH FLOWS
              FOR THE TWELVE MONTH PERIOD ENDING DECEMBER 31, 2002

                       (See Independent Auditor's Report)



CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------

              Net Income (Loss) from operations                                $      (886,979)
              Adjustments to reconcile net income (loss) to net cash
                 provided by operating activities:
                 Changes in assets and liabilities, net of transactions:
                    Accounts Receivable                                                 32,607
                    Inventories                                                        (23,097)
                    Accrued Interest                                                   (11,467)
                                                                               ----------------

                       Net cash used in operating activities                                      $       (888,936)

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
              Repurchase of common stock                                               (20,000)
              Net proceeds from sale of stock                                        1,551,840
                                                                               ----------------
                       Net cash provided by financing activities                                         1,531,840
                                                                                                  -----------------

Net Increase in cash and cash equivalents                                                                  642,904

Cash and equivalents, December 31, 2001                                                                    627,626
                                                                                                  -----------------

Cash and equivalents, December 31, 2002                                                           $      1,270,530
                                                                                                  =================





    The accompanying notes are an integral part of these financial statements

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                                DECEMBER 31, 2002

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE TWELVE MONTH PERIOD ENDING DECEMBER 31, 2002

                       (See Independent Auditor's Report)



                      ULTIMATE SECURITY SYSTEMS CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2002


                                                                                     Accumu-
                          Preferred       Preferred                                  lated     Deficit
                            Stock           Stock            Common                  Deficit    Post                        Total
                           Series A       Series B            Stock        Contri-   Develop-  Develop-   Treasury Stock    Stock-
                        --------------- ---------------  ---------------   buted      ment       ment     ---------------  holders
                         Shares   $$     Shares    $$     Shares    $$     Capital    Stage     Stage     Shares    $$      Equity
                        ------- ------- -------- ------  -------- ------- --------- --------- ----------- ------- ------- ----------
Balance - Decem-
  ber 31, 2001        6,483,664  64,837  242,750  2,428 9,235,688  92,357 2,327,942 ($740,892)($1,153,495)                  593,177

Sale of Series A
  Preferred Stock       785,750   7,858                                     777,893                                      $  785,751

Sale of Series B
  Preferred Stock                      2,814,229 28,142                   2,786,087                                      $2,814,229

Series A Preferred Stock
  common stock dividends                                3,056,870  30,569   (30,569)                                     $        -

Repurchase of Common
  Stock                                                (2,666,666)(26,667)   33,334                     2,666,666 (26,667)$ (20,000)

Costs related to sale of
  Series A                                                                 (467,253)                                     $ (467,253)

Costs related to sale of
  Series B                                                               (1,580,887)                                    $(1,580,887)

Net Loss December 31,
  2002                                                                     (886,979)                                      $(886,979)
                        ------- ------- -------- ------  ------- -------- --------- --------- ----------- ------- ------- ---------
Balance - December 31,
  2002                          $72,695         $30,570          $96,259 $3,846,547 $(740,892)$(2,040,474)      $(26,667) $1,238,038
                                =======         =======          ======== ========= ========= ===========        ======== ==========
                      7,269,414        3,056,979        9,625,892                                        2,666,666
                      =========        =========        =========                                        =========

Ultimate Security Systems
Corporation NOTES TO THE FINANCIAL STATEMENTS
For the years ended December 31, 2002 and 2001


NOTE 1 - DESCRIPTION OF THE COMPANY

The Company's primary business is to develop, manufacture and market a vehicle anti-theft product that also has applications to the construction equipment market and the motorcycle market.

The Company is subject to certain risks including competition from larger, more established companies marketing anti-theft products, the Company's ability to obtain adequate financing to support growth, reliance upon key employees, and the ability to attract and retain additional qualified personnel.

NOTE 2 - HISTORY

The Company was incorporated on August 18, 1994. Since inception and through the period ending December 31, 1995, the Company's efforts were devoted primarily to an assessment of the automotive aftermarket and commercial truck market structures, an assessment of competitors and their products within those markets, pricing strategies of competitors, product attribute and positioning strategies of competitors, and an assessment of the technologies employed in competitive products.

During this same period, the Company began refining, with various industry sources, experts and consultants with industry knowledge and experience, competitive strategies for positioning its products, undertook product refinements and enhancements, and began to focus its efforts on securing manufacturer representatives for product representation, developing joint ventures, securing third party product endorsements, and securing financing to begin commercialization of its products.

In 1996, the Company received its first patent, assigned from a founding member, covering the automotive anti-theft and anti-carjacking products. During the year, the company also filed a Continuation-In-Part to expand its patent coverage and to include product enhancements and refinements. In this same year, the Company initiated international patent filings.

During this same year, the Company's efforts were primarily devoted to obtaining financing to begin commercialization of the Company's products in addition to the activities from the prior year. In the second quarter of 1996, the Company entered into a distribution agreement for the Los Angeles, California area and shortly thereafter, obtained financing to begin a limited introduction of its automotive aftermarket products for this region. A final assembly facility was set up in Manafee, Riverside County, California at a rental of $510 per month.

In 1997, the Company's efforts were devoted to obtaining additional financing for production and commercialization of the Company's products. This was in conjunction with the development of selling and marketing collateral for product introduction into the Los Angeles, California region. During this period, product development for commercialization and production of the automotive and commercial truck products yielded significant refinements in product design and manufacturability, as well as significant reductions in product costs.

The Company's efforts in 1998 were a continuation of those from the prior year. In the second quarter of this year, the Company entered into another distribution agreement that is national in scope.

In 1999, the Company continued its efforts from the prior year. During this period, limited trade advertising commenced together with limited specialty consumer public relations efforts.

In 2000, the Company continued its efforts from the prior years. During this period, trade advertising for the acquisition of additional authorized retail dealers and manufacturers representative firms was increased together with the expansion of specialty consumer advertising and public relations efforts. In the second quarter, the Company commenced shipments of its product to dealers to fill retail sales orders. Sales was $19,286, representing 162 units.

In 2001, the Company continued trade advertising and brand-building and expanded the dealer network. Sales were $102,541, representing 922 units. The aggressive marketing program continued throughout 2002, with consolidation of dealer networks. Experience with dealer returns from incorrect installation in 2001 generated a shift toward dealer training.

Sales in 2002 was $89,588, representing 814 units.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company ceased being a Development Stage Enterprise on January 1, 2001, having concluded the principal activities attributed to a Development Stage Enterprise outlined in FAS 7. The company concluded the third round of capital acquisition, and management considers this function a periodic activity not associated with a Development Stage Enterprise. Revenue is not yet to the point of covering annual deficit, but considered significant, which places the company beyond a Development Stage Enterprise.

The accompanying audited financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments necessary for a fair presentation of the financial statements have been included, and all adjustments are of a normal and recurring nature.

RECLASSIFICATIONS

Certain prior years' balance sheets have been reclassified to conform to the current year's presentation. Other Liabilities and Selling Costs in the 1999 financial statements were reclassified to Product Development Costs.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

The company has had insufficient credit loss experience to formulate an allowance for credit losses.

INVENTORIES
Inventories are stated at the lower of cost or market, using the first-in-first-out method. Provisions are made, when required, to reduce excess and obsolete inventory to their estimated realizable values. Impaired inventory is first subjected to a re-manufacturing process. Non-Marketable inventory is written down and salvaged if possible as non working samples. Inventories at December 31, 2002 and 2001:
                                    2002                2001
                               ----------------  -----------------
Components                     $        21,818    $         6,240
Materials & Supplies                     6,416              1,860
Work In Process                            450                520
Finished Goods                          12,500              9,467
                               ---------------- -----------------
                               $        41,184   $         18,087

Limited manufacturing commenced in Fiscal Year 1998 for demonstration products and in anticipation of sales. Finished units are furnished to both current and potential authorized dealers for evaluation, for display, or for installation on "project" vehicles, and to selling representatives. These units are charged to selling expense and removed from inventory. For the year ended December 31, 2002, the number of units and amounts charged to selling expenses were 150 and $8,850 respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 1999, The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB 101 did not have a material effect on the Company's financial position or results of operations.

REVENUE RECOGNITION

Revenues from the sale of anti-theft products are recognized upon shipment of goods in response to purchase order or sales contract. Any payments received prior to revenue recognition are recorded as as deferred revenue. The Company generally does not grant to its customers any rights to return products.

The normal distribution channel is through distributors. Product revenues from sales to distributors are recognized upon shipment of goods in response to purchase order or sales contract.

Product sales through manufacturer's representatives and sales agents are accomplished though drop shipments. Revenue is recognized in the usual way when the product is shipped to the customer. Commissions are paid on net invoice collected.

COST OF SALES

Cost of Sales consists of product component costs and assembly labor:

                                            2002          2001
                                    --------------   --------------
Direct component costs              $      52,164    $      56,478
Assembly labor                              2,861            3,376
                                    --------------   --------------
                                    $      55,025    $      59,854

In the first year of sales, 2000, Cost of Sales represented 61.9% of Sales; in 2001: 58.3%; in 2002: 61.4% The cost of sales percentage planned by the third year of sales is 52%. As sales increase, additional labor will be hired from a plentiful supply of skilled assembly labor in Orange County. Labor inefficiencies are expected to rapidly decline as new hires are put through a training program. Component costs were higher than planned, because quantity discounts were not realized at the minimal level of sales achieved. As sales increase, price breaks will be negotiated on component purchases. The facility has the capability of expanding production to 60,000 units annually.

SELLING EXPENSES
                                         2001             2000
                                    --------------   ----------------

                                    $     467,676     $     613,817

Selling Expenses consist mainly of marketing-related salaries and advertising. Other marketing related expenses include public relations, printing, trade shows and sample units. The increase from year to year matches the increase in sales. The scale of Selling Expenses was many more times net revenue. This was the result of the company's aggressive brand-building, promoting the product in the automobile after-market industry. The company anticipates that Selling Expenses will increase on an annual basis as it continues to pursue a brand-building strategy through advertising, distribution and an expanded sales force.

ADVERTISING COSTS

Advertising consisted of display ads in trade magazines. The balance was in promotional activities such as participation in car shows and advertising in magazines that distributors patronize such as Hot Rod and Power Tour.

WARRANTY EXPENSE

The company warrants its product against defects to the original purchaser still owning the auto that was originally fitted. Repair or replacement is at no charge. The Company warrants the performance of the product to the extent that, should the device be overcome and the vehicle stolen and not recovered, the insurance deductible is refunded to a limit of $10,000. There is insufficient warranty loss experience to establish an allowance for warranty costs. Warranty costs of $2,972 (2002) and $4,437 (2001) were due to accommodating dealer returns following improper installations. This compelled the company to generate a more comprehensive dealer training program in 2002.

COMPREHENSIVE INCOME

In June, 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and presentation of comprehensive income. SFAS 130 defines comprehensive income as the changes in equity (net assets) in a period, except those resulting from stockholder transactions. Comprehensive income (loss) for the years ended December 31, 2002 and 2001 approximated net income (loss).

EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the average number of common shares outstanding during the period. Diluted earnings per share takes into consideration the potentially dilutive effect of common stock equivalents, such as outstanding convertible preferred stock and warrants, that if exercised or converted into common stock would then share in the earnings of the company.

In accordance with SFAS No. 128, "Earnings Per Share", basic net income (loss) per common share has been calculated using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Earnings per share for the years ended December 31, 2002 and 2002 was computed as follows:

                                                               2002                2001
                                                         --------------     ----------------
Net Loss                                                 $    (886,979)     $    (1,153,495)

Earnings per share - basic                               $       -0.09      $         -0.13
Earnings per share - diluted                             $       -0.03      $         -0.04

Weighted Average common shares outstanding - basic           9,430,790            8,856,593

Dilutive effect of:
         Preferred Stock                                    17,052,807           12,658,298
         Warrants                                            7,768,213            5,950,054
                                                         --------------     ----------------
Weighted Average common shares outstanding,
                       Assuming dilution                    34,251,810           27,464,945
                                                         ==============     ===============

         Weighted average common shares outstanding, assuming dilution, included the incremental shares that would be issued upon the assumed exercise of preferred shares, as well as the assumed conversion of the warrants.

NOTE 4 - BALANCE SHEET COMPONENTS

ACCOUNTS RECEIVABLE
                                          2002                 2001
                                     -----------------  ------------------
                                     $    13,504         $     46,111

Accounts Receivable as at December 31, 2002 and December 31, 2001 were collected subsequently. No allowance for doubtful accounts was made.

NOTE PAYABLE

Note Payable consists of a Note in the amount of $50,000. The Note carries a cumulative interest rate of 12% per annum on any outstanding balance. The outstanding balance as of December 31, 2001and 2000 was as follows:

                                          2002                 2001
                                     -----------------  ------------------
                                     $    50,000         $     50,000

The Note has no current portion. It must be retired by special payments that begin when product revenues begin and are in addition to interest. The note also retains the right to participation in revenues to certain limits, following retirement of the note. The three levels of payments are sequential:

a) Retirement of the note: $10 for each unit sold until the amount of the Note is retired, then;


b) Participation in revenue: $5 for each unit sold until the original amount of the note is again realized, then;

c) Participation in revenue: 1% of the Company's gross revenues for a period of ten years after conditions a) and b) have been met.

NOTE 5 - STOCKHOLDERS' EQUITY

CAPITAL STOCK

The company was incorporated in Nevada on August 18, 1994 with 10,000,000 common shares authorized of no par value. On April 3, 1995, the Company's Board of Directors approved amending the Company's Articles of Incorporation to:

       a) increase the number of authorized common shares to 20,000,000 with a par value of $.01;

       b) authorize 5,000,000 shares of preferred stock Series A with $.01 par value.

The certificate amending Articles of Incorporation was ultimately filed in 1997.

The Company's Board of Directors also approved the issuance of up to 3,000,000 shares of common stock for sale to certain investors through a Regulation D, Rule 504 Offering in an aggregate amount not exceeding $1,000,000.

In August of 1997, the Company sold 265,498 shares of common stock pursuant to a Regulation D, Rule 504 Offering. The Company also issued 180,000 shares of common stock for certain legal and administrative costs incurred in conjunction with the Offering. Other costs associated with the Offering are charged to "Capital in excess of par value." Proceeds of the sale of stock were used primarily for Product Development and the balance for General &Administrative Expenses.

On September 6, 2000, the Company's Board of Directors approved amending the Company's Articles of Incorporation to:

       a) increase the number of authorized common shares to 50,000,000 with a par value of $.01 and;
       b) increase the number of authorized preferred shares to 6,000,000 with $.01 par value.

The effect of this amendment has been presented retroactively to the date of inception in the accompanying financial statements. On September 6, 2000, the Company's Board of Directors also approved the sale of an additional 3 million shares of preferred stock through the Private Placement Regulation D, Rule 506 Offering. The proceeds were used for Product Development. As of December 31, 2000, the Company had sold 5,444,884 shares of preferred stock. Legal, printing, distribution, marketing and related costs associated with the Preferred Stock Offering are charged to "Capital in excess of par value." In 2001, 758,190 common shares were sold for $367,825, the proceeds of which were used for Selling Expenses and Product Development Costs.

In 2002, 30569 common shares were sold for $66,568, the proceeds of which were used for expenses of the Company.

CONVERTIBLE PREFERRED STOCK, SERIES A
                                                           2002         2001
                                                       -----------   ----------
     Authorized - 6,000,000
     Outstanding - 7,269,414 issued and outstanding    $   72,694    $  64,837


In August of 1999, the Company's Board of Directors approved the sale of 3 million shares of preferred stock through a Private Placement Regulation D, Rule 506 Offering. The shares are offered for $1.00 a share with a par value of $0.01 and a cumulative 14% per annum dividend rate. The preferred shares carry a mandatory redemption by the Company at a rate of $2.00 for each preferred share within thirty-six months of the subscription date, unless the Company first causes the common stock of the Company to be listed on a stock exchange. In the latter event, the preferred shares are converted to two shares of common stock for each share of preferred stock. The company anticipates listing on a stock exchange prior to the mandatory redemption date. Stock dividends will be paid in common stock.

As of December 31, 1999, the Company had sold 237,000 shares of preferred stock and by December 31, 2000, 5,931,884 preferred shares. Legal, printing, distribution, marketing and related costs associated with the Preferred Stock Offering are charged to "Capital in excess of par value."

On September 6, 2000, the Company's Board of Directors approved an increase in the number of Series A Preferred Stock to 5,000,000. The Board authorized a further increase of 1,000,000 to 6,000,000 in December 2000, formalized by an amendment to the Articles of Incorporation on March 12, 2001. As of December 31, 2000 the company had sold 5,694,884 preferred shares Series A and by December 31, 2001, a further 551,780 preferred shares Series A, proceeds being used for General and Administrative expenses and Product Development Costs.

Additionally, each preferred share Series A carries a warrant to purchase one share of the Company's common stock for $0.50 a share.

CONVERTIBLE PREFERRED STOCK, SERIES B
                                                              2002        2001
                                                           ---------    --------
         Authorized  - 5,000,000
         Outstanding - 3,056,979 issued and outstanding    $  30,570    $ 2,428

On November 22, 2001, the Company's Board of Directors approved amending the Articles of Incorporation to authorize 5,000,000 share of Series B preferred Stock with a par value of $0.01. The rights, privileges and terms of the Series B are the same as Series A. One warrant is attached to each Series B preferred share. 242,750 Series B preferred shares were sold in 2001.

WARRANTS

One warrant is attached to each share of Series A and Series B Preferred Stock, entitling the stockholder to purchase one share of the Company's common stock at an exercise price of $0.50 per share (Series A) and $1,00 per share (Series B). Warrants are exercisable for a period of three years from first issue, or one year from the date the Company's common stock is quoted on the Over-The-Counter Bulletin Board or a similar electronic quotation system or stock exchange. Warrants are cancelled in the event that the Preferred Shares to which warrants are attached are redeemed. There is no provision for detaching the warrants from the stock and they are not separately valued. In 2001, 758,190 warrants were exercised for an equal number of common shares.

STOCK-BASED COMPENSATION

The company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Each of the four founders of the Company was issued 2,000,000 shares individually in 1995 for the cost of certain technologies and marketing costs incorporated into the Company's products. Each of the four contributed an approximately equal share in their respective areas. Founder Alan McDougal was issued his stock in return for developing the company's anti-theft device to the patent stage. He shortly thereafter resigned from the corporation and from his interest in the patent. He transferred his stock equally among the other three founders.

Stockholder / Position      Stock Issued for:          Shares             Value
----------------------      -----------------------  ----------------  ---------

Alan MacDougall             Patent development       2,000,000 shares  $  50,000
(Assigned his shares
to the other three)

John Hilliard
Inventor of patented
auto anti-theft technology  Design and development   2,000,000 shares  $  50,000
                            costs
Mike Rasmovitch
Sales and Marketing.
                            Design and engineering   2,000,000 shares  $  50,000
                            costs
James K. Cooper
Operations.                 Non accountable          2,000,000 shares  $  50,000
                            marketing costs
                            Mobilization costs       ----------------  ---------
                                                     8,000,000 shares  $ 200,000
                                                     ----------------  ---------

The value of the non-monetary exchange was determined in accordance with APB-29, as modified by FASB Interpretation No. 30. Consideration given as the measure of value could not be determined with any accuracy. The consideration received, stock, had no recognizable market to establish fair market value. The par value of the stock was used as a surrogate for value, on the assumption that the exchange was a reciprocal transfer of equal value.

Redemption of Stock

2,666,666 shares representing all of the shares owned by founder Michael Rasmovich was purchased by the Company in 2002 for $20,000 and recorded by the cost method. The stock was placed in Treasury.

NOTE 6 - COMMITMENTS

LEASES

The Company's rented property in Costa Mesa and Riverside County is rented on a month to month basis.

NOTE PAYABLE

The $50,000 Note Payable described in Note 4 requires a commitment of payments based upon revenue. The note must be retired by special payments that begin when product revenues begin and are in addition to interest. The note also retains the right to participation in revenues to certain limits, following retirement of the note. The three levels of payments are sequential:

d)  Retirement of the note: $10 for each unit sold until the amount of the
    Note is retired, then;

e) Participation in revenue: $5 for each unit sold until the original amount of the note is again realized, then;

f) Participation in revenue: 1% of the Company's gross revenues for a period of ten years after conditions a) and b) have been met.

NOTE 7 - GOING CONCERN

The company has suffered recurring losses from operations since inception. The company has not yet been able to gain market acceptance for its innovative auto theft device. Marketing at trade shows and auto sports events has not yet produced sufficient interest to generate material sales. The company is dependent upon this single product. However, customers who have bought the device are universally pleased with it. Management believes that it is only a matter of time before sales take-off occurs. The company has sufficient liquid reserves to wait out the current recession, but the long term prognosis is uncertain. Management is in the advanced planning stage for a merger with a public company, in order to provide the corporation with greater strategic and financial alternatives. It would permit integration with other automobile after-market corporations to broaden the product line. However, the current uncertainty remains.

                              FINANCIAL STATEMENTS




                      ULTIMATE SECURITY SYSTEMS CORPORATION
                              FINANCIAL STATEMENTS
                             MARCH 31, 2003 AND 2002

                              John Kinross-Kennedy
                           Certified Public Accountant
                          4921 Birch Street, Suite 110
                             Newport Beach, CA 92660
                      Tel (949) 399-2824 Fax (949) 724-3812
                              jkinross@zamucen.com
                              ---------------------

Board of Directors
Ultimate Security Systems Corporation
Irvine, California  92614


I have reviewed the accompanying balance sheet of Ultimate Security Systems Corporation as of March 31, 2003 and the statements of income, stockholders' equity and cash flows for the three months ended March 31, 2003 and March 31, 2002, in accordance with Statements on Standards for Accounting and Review Series issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Ultimate Security Systems Corporation.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

The financial statements for the year ended December 31, 2002 were audited by me, and I expressed a qualified opinion on them in my report dated April 10, 2003, but I have not performed any auditing procedures since that date.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Item 2 of Management's Discussion and Analysis accompanying these financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Item 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Kinross-Kennedy, C.P.A.

June 30, 2003.

                      ULTIMATE SECURITY SYSTEMS CORPORATION

                                  BALANCE SHEET


                                                                                    March 31,            December 31,
                                                                                      2003                   2002
                                                                                ------------------     -----------------
                                                                                   (unaudited)
                                     ASSETS
                                     ------
Current Assets:
                  Cash                                                          $       1,279,588      $      1,270,530
                  Accounts Receivable                                                      12,513                13,504
                  Inventories                                                              49,411                41,184
                                                                                ------------------     -----------------

                               Total Current Assets                                     1,341,512             1,325,218
                                                                                ------------------     -----------------


Total Assets                                                                    $       1,341,512      $       1,325,218
                                                                                ==================     =================


         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

Current Liabilities:
                  Accrued Interest                                              $          38,380      $         37,180
                  Accrued Preferred Stock Dividends                                       257,885                     -
                                                                                ------------------     -----------------
                                                                                          296,265                37,180

Note Payable                                                                               50,000                50,000
                                                                                ------------------     -----------------

                               Total Liabilities                                          346,265                87,180
                                                                                ------------------     -----------------

Stockholders' Equity:
                  Preferred Stock, Series A, $.01 par value; 8,000,000 shares
                  authorized; 7,582,414 shares issued and outstanding                      75,825                72,695

                  Preferred Stock, Series B, $.01 par value; 5,000,000 shares
                  authorized; 3,671,579 shares issued and outstanding                      36,716                30,570

                  Common Stock, $.01 par value; 50,000,000 shares authorized;
                  9,625,892 shares issued and outstanding                                  96,259                96,259

                  Contributed Capital                                                   4,096,805             3,846,547

                  Deficit accumulated during the development stage                       (740,892)             (740,892)

                  Deficit accumulated - post development stage                         (2,542,799)           (2,040,474)

                  Treasury Stock, at cost, 2,666,666 shares of common stock               (26,667)              (26,667)
                                                                                ------------------     -----------------

                               Total Stockholders' Equity                                  995,247             1,238,038
                                                                                ------------------     -----------------

Total Liabilities and Stockholders' Equity                                      $        1,341,512     $       1,325,218
                                                                                ==================     =================



       See accountants report and notes to unaudited financial statements

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                            STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                                   March 31,           March 31,
                                                                     2003                2002
                                                                ---------------    -----------------
                                                                 (unaudited)         (unaudited)

Net Sales                                                       $        7,428     $         26,351

Costs and Expenses:

              Cost of Sales                                              3,462               16,546
              Product Development Costs                                      -                    -
              Selling Expenses                                         156,012              169,318
              General and Administrative Expenses                       91,642               66,483
                                                                ---------------    -----------------
                                                                       251,116              252,347
                                                                ---------------    -----------------

Income (Loss) from Operations                                         (243,688)            (225,996)

Other Income (Expense):

              Interest Income                                              748                  783
              Interest Expense                                          (1,500)              (1,500)
                                                                ---------------    -----------------
                                                                          (752)                (717)
                                                                ---------------    -----------------

Income (Loss) before provision for income taxes                       (244,440)            (226,713)

Provision for Income Taxes                                                   -                    -
                                                                ---------------    -----------------

Net Loss                                                        $     (244,440)    $       (226,713)
                                                                ===============    =================
Basic Earnings (Loss) per Common Share                                   (0.03)               (0.02)
                                                                ===============    =================

Diluted Earnings (Loss) per Common Share                                 (0.01)               (0.01)
                                                                ===============    =================

Weighted Average Common Shares Outstanding                           9,625,892            9,928,968
                                                                ===============    =================

Weighted Average Common shares Outstanding, assuming Dilution       41,253,281           30,737,115
                                                                ===============    =================



 See accountants report and notes to unaudited financial statements

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                            STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                                             March 31,           March 31,
                                                                               2003                2002
                                                                          ----------------   -----------------
                                                                            (unaudited)        (unaudited)
Cash Flows from Operating Activities:
-------------------------------------
              Net Income (Loss) from operations                           $      (244,440)   $       (226,713)
              Adjustments to reconcile net income (loss) to net cash
                 provided by operating activities:
                 Changes in assets and liabilities:
                    Accounts Receivable                                               991              (6,230)
                    Inventories                                                    (8,227)            (21,834)
                    Accrued Interest                                                1,200             (15,967)
                                                                          ----------------   -----------------
                       Net cash used in operating activities                     (250,476)           (270,744)
                                                                          ----------------   -----------------

Cash Flows from Financing Activities:
-------------------------------------
              Repayment of notes                                                                            -
              Net proceeds from sale of stock                                     259,534             245,224
                                                                          ----------------   -----------------
                       Net cash provided by financing activities                  259,534             245,224
                                                                          ----------------   -----------------

Net Increase in cash and cash equivalents                                           9,058             (25,520)

Cash and equivalents, December 31, 2002                                         1,270,530             627,626
                                                                          ----------------   -----------------

Cash and equivalents, March 31, 2003                                      $     1,279,588    $        602,106
                                                                          ================   =================



 See accountants report and notes to unaudited financial statements

                            SUPPLEMENTAL INFORMATION






                      ULTIMATE SECURITY SYSTEMS CORPORATION
                             MARCH 31, 2003 AND 2002

                      ULTIMATE SECURITY SYSTEMS CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)



                                                                                   Accumu-
                        Preferred       Preferred                                  lated     Deficit
                          Stock           Stock            Common                  Deficit    Post                        Total
                         Series A       Series B            Stock        Contri-   Develop-  Develop-   Treasury Stock    Stock-
                      --------------- ---------------- ---------------   buted      ment       ment     ---------------  holders
                       Shares Amount   Shares  Amount   Shares  Amount   Capital    Stage     Stage     Shares    $$      Equity
                      ------- ------- -------- ------- -------- ------- --------- --------- ----------- ------- ------- ----------
Balance December
  31, 2002          7,269,414 72,695 3,056,979 30,570 9,625,892 96,259 3,846,547 ($740,892)($2,040,474) 2,666,666(26,667)$1,238,038

Sale of series A
  preferred stock     313,000  3,130                                     309,870                                         $  313,000

Costs related to the
  sale of series A                                                      (225,298)                                        $ (225,298)

Sale of series B
  preferred stock                      614,600  6,146                    608,454                                         $  614,600

Costs related to the
  sale of series B                                                      (442,768)                                        $ (442,768)

Net loss, 3 mo. ended
  March 31, 2002                                                                              (244,440)                  $ (244,440)

Accrued series A preferred
  stock dividends                                                                             (257,885)                  $ (257,885)
                      ------- ------- -------- ------  -------- ------- --------- --------- ----------- ------- -------  -----------

Balance March 31, 2003        $75,825         $36,716           $96,259 $4,096,805($740,892)($2,542,799)        ($26,667)$  995,247
                              =======         =======           ======= ========= ========= ===========         ======== ===========
                    7,582,414        3,671,579        9,625,892                                       2,666,666
                     ========        =========        =========                                       =========

Selling Expenses include advertising, public relations, printing, postage, travel, trade shows, sales personnel and commissions. Selling expenses remained relatively static at $156,012 and $169,318 in respective periods March 31, 2003 and 2002. Greater emphasis was placed on trade shows in the first quarter of 2003, which was offset by a reduction in tech rep salaries. Expenses in the first quarter included those for a trial in one market segment to re-brand the product. Feedback was not favorable and the decision was made to retain the brand name PowerLockTM for the product.

General and Administrative Expenses include personnel costs and corporate functions such as legal, rent, insurance, and office expenses. The expenses were $91,642 in the first three months of fiscal 2003 and $66,483 in the corresponding period of the prior year. The $25,159 increase was due primarily to labor costs of engineering changes to circuit boards of the anti-theft device.

As a result of the foregoing, net loss increased by $17,727 for the three months ended March 31, 3003 to $244,440 from $226,713 for the three months ended March 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash flows from operating, investing, and financing activities, as reflected in the statement of cash flows, are summarized in the following table:

                                                       Three Months Ended
                                                      --------------------

                                                      March 31,     March 31,
                                                        2003          2002
                                                     ---------     ---------

                  Operating Activities               (250,476)     (270,744)
                  Investing Activities
                  Financing Activities                259,534       245,224
                                                     ---------     ---------

                  Net increase (decrease)
                  in cash and cash equivalents          9,058       (25,520)
                                                     ---------     ---------


Cash and cash equivalents increased by $9,058 in the first quarter of 2003. Cash used by operating activities was $250,476 in the first quarter of 2003, a decrease of $20,268 from $270,744 of the comparable period of 2002. This reflected our operating loss of $244,440, more than offset by higher receivable collections, reduction in inventory purchases and stabilization of accrued interest.

There were no investing activities in the first quarter of 2003 and the comparable period of 2002.

Cash provided by financing activities increased by $14,310 in the first quarter of 2003, compared to the first quarter of 2002. Cash was provided by the sale of preferred stock in both years: $259,534 in the first quarter of 2003 and $245,224 in the first quarter of 2002.

As of March 31, 2003 the Company had working capital of $1,045,247. The Company believes it has sufficient capital resources to meet its anticipated capital and operating requirements for the next twelve months. The company has no borrowings.

Our operating results will continue to be adversely affected by economic timing factors and until market indifference to our innovative anti-theft device is overcome. We will need to redouble our efforts to raise public awareness of the benefits of our device. We will seek alliances with security organizations, businesses and non-profit agencies with a stake in prevention of auto theft. However, we cannot guarantee that sales will reverse the cash flow deficit in the next twelve months. We anticipate that we will continue to experience negative cash flows from operations through the next twelve months.


ITEM 3.   CRITICAL ACCOUNTING POLICIES, COMMITMENTS AND CERTAIN OTHER MATTERS

In the Company's Form 10-K for the year ended December 31, 2002, the Company's critical accounting policies and estimates were identified as those relating to revenue recognition and deferred revenue, loss provisions on accounts receivable, research and development expenses, and valuation of cost basis investments. Management has considered the disclosure requirements of Financial Release ("FR")60, regarding critical policies, and FR61 regarding liquidity and capital resources, including commitments and commercial obligations, and concluded that nothing has materially changed during the three months ended March 31, 2003 that would warrant further disclosure.


ITEM 4.      PLANS FOR A MERGER

The company is negotiating a plan of merger with Immunotechnology Corporation ("ITC") of Ogden, Utah. The merger contemplates USSC merging into ITC, with the combined company being known as USSC. The board of directors of USSC believe that a merger with ITC is in the best interests of the company, including the shareholders. ITC is a "public company", which will provide the shareholders with the opportunity to sell their shares through the Over-the-Counter Bulletin Board. It will provide the company with strategic and financial alternatives, which it does not have as a private company.